UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material under § 240.14a-12

US AIRWAYS GROUP, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING

AND

PROXY STATEMENT

April 27, 2012

To Our Stockholders:

On behalf of the Board of Directors, we invite you to attend the Annual Meeting of Stockholders of US Airways Group, Inc. to be held at the offices of Latham & Watkins LLP, located at 885 Third Avenue, New York, New York 10022, on Thursday, June 14, 2012 at 9:00 a.m., local time.

The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted and procedures for voting at the meeting.

It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend, we request that you complete, date, sign and return the enclosed proxy card (if you received our proxy materials by mail), or vote by telephone or over the Internet as directed on the instructions provided. Of course, returning your proxy does not prevent you from attending the Annual Meeting and voting your shares in person. If you choose to attend the Annual Meeting in person, you may revoke your proxy and cast your votes at the meeting.

If you plan to attend the Annual Meeting, are a stockholder of record and received our proxy materials by mail, please mark your proxy card in the space provided for that purpose. An admission ticket is included with the proxy card for each stockholder of record. If your shares are not registered in your own name but rather held in street name and you would like to attend the Annual Meeting, please ask the broker, trust, bank or other nominee that holds the shares to provide you with evidence of your share ownership. Please be sure to bring the admission ticket or evidence of your share ownership to the meeting.

All stockholders now have the option to register for and receive copies of our proxy statements, annual reports and other stockholder materials electronically. All stockholders (record and street name) can save us (and the environment) the cost of printing and mailing these documents by visiting our website at www.usairways.com under “Company info” — “About US” — “Investor relations” — “Shareholder information” and following the instructions on how to request electronic delivery of stockholder materials.

Sincerely,

W. Douglas Parker
Chairman of the Board and
Chief Executive Officer

US AIRWAYS GROUP, INC.

111 WEST RIO SALADO PARKWAY

TEMPE, ARIZONA 85281

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, JUNE 14, 2012

April 27, 2012

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of US Airways Group, Inc., a Delaware corporation, will be held at the offices of Latham & Watkins LLP, located at 885 Third Avenue, New York, New York 10022, on Thursday, June 14, 2012 at 9:00 a.m., local time, for the purposes of considering and acting upon:

1.  a proposal to elect three directors in Class I to serve until the 2015 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified;

2.  a proposal to ratify the appointment of KPMG LLP as the independent registered public accounting firm of US Airways Group, Inc. for the fiscal year ending December 31, 2012;

3.  a proposal to consider and approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in the attached Proxy Statement;

4.  a proposal to consider and vote upon a stockholder proposal relating to cumulative voting; and

5.  such other business as properly may come before the Annual Meeting or any adjournments thereof. The Board of Directors is not aware of any other business to be presented to a vote of the stockholders at the Annual Meeting.

Information relating to the above matters is set forth in the attached Proxy Statement. You must have been a stockholder of record at the close of business on April 16, 2012 to vote at the Annual Meeting. If you do not expect to attend the meeting in person, you are requested to vote: (1) by telephone as directed on the instructions provided; (2) over the Internet as directed on the instructions provided; or (3) if you received our proxy materials by mail, by completing, signing and dating the enclosed proxy card and returning it without delay in the enclosed envelope, which requires no postage stamp if mailed in the United States. Voting by phone, Internet or mail will not prevent you from later revoking that proxy and voting in person at the Annual Meeting. If you want to vote at the Annual Meeting, but your shares are held in street name by a broker, trust, bank or other nominee, you will need to obtain proof of ownership as of April 16, 2012 and a proxy to vote the shares from such broker, trust, bank or other nominee.

By Order of the Board of Directors,

Caroline B. Ray
Corporate Secretary

Tempe, Arizona

April 27, 2012

PLEASE READ THE ATTACHED PROXY STATEMENT AND THEN PROMPTLY INDICATE YOUR VOTING INSTRUCTIONS: (1) BY TELEPHONE BY CALLING 1-800-690-6903; (2) OVER THE INTERNET AT WWW.PROXYVOTE.COM; OR (3) IF YOU RECEIVED OUR PROXY MATERIALS BY MAIL, BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT WITHOUT DELAY IN THE ENCLOSED ENVELOPE.

US AIRWAYS GROUP, INC.

111 West Rio Salado Parkway

Tempe, Arizona 85281

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 14, 2012

THE MEETING

Purpose, Place, Date and Time	We are furnishing this Proxy Statement to the stockholders of US Airways Group, Inc. in connection with the solicitation by our Board of Directors of proxies to be voted at the 2012 Annual Meeting of Stockholders and any adjournments of that meeting. The Annual Meeting will be held at the offices of Latham & Watkins LLP, located at 885 Third Avenue, New York, New York 10022, on Thursday, June 14, 2012 at 9:00 a.m., local time, for the purposes set forth in the accompanying Notice of 2012 Annual Meeting of Stockholders. When used in this Proxy Statement, the terms “we,” “us,” “our,” and “the Company” refer to US Airways Group, Inc. and its consolidated subsidiaries, while “US Airways Group” refers to US Airways Group, Inc. and “US Airways” refers to our wholly owned subsidiary, US Airways, Inc.

The approximate date on which we are first sending the Notice of the 2012 Annual Meeting of Stockholders, this Proxy Statement and the accompanying proxy card to stockholders, or sending a Notice Regarding the Availability of Proxy Materials and posting the proxy materials at www.proxyvote.com, is April 27, 2012.

Record Date; Stockholders Entitled to Vote	Stockholders of record at the close of business on April 16, 2012, the “record date,” are entitled to receive notice of and to vote at the Annual Meeting and at any adjournments thereof. On the record date, there were 162,141,321 shares of our common stock, $0.01 par value per share, outstanding and eligible to be voted at the Annual Meeting. Each share of our common stock entitles its owner to one vote on each matter submitted to the stockholders.

Quorum	The presence, in person or by proxy, of a majority of the outstanding shares of our common stock is necessary to constitute a quorum at the Annual Meeting.

Under the rules of the New York Stock Exchange, or NYSE, member firms that hold shares in street name for beneficial owners may, to the extent that those beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for stockholder action, vote in their discretion upon proposals that are considered routine proposals under the NYSE rules. We believe that Proposal 2 is routine, and Proposals 1, 3 and 4 are non-discretionary. Member brokerage firms that do not receive instructions from their clients as to “non-discretionary” proposals cannot vote on the non-discretionary proposals. If the brokerage firm returns a proxy card without voting on a non-discretionary proposal because it received no instructions, this is referred to as a “broker non-vote” on the proposal. “Broker non-votes” are considered in determining whether a quorum exists at the Annual Meeting.

Vote Required for Proposal 1: Election of Directors	Our bylaws provide for a majority voting standard for the election of directors in uncontested elections, which are generally defined as elections in which the number of nominees does not exceed the number of directors to be elected at the meeting. Under the majority voting standard, in uncontested elections of directors, such as this election, each director must be elected by the affirmative vote of a majority of the votes cast with respect to such director by the shares present in person or represented by proxy and entitled to vote therefor. A majority of the votes cast means that the number of votes cast “for” a nominee exceeds the number of votes cast “against” that nominee. Brokers do not have discretionary authority to vote on this proposal. Abstentions and broker non-votes are not considered votes cast “for” or “against” a nominee’s election and therefore will have no effect in determining whether a nominee has received a majority of the votes cast. In this election, an incumbent director nominee who does not receive the required number of votes for re-election is expected to tender his resignation to the Board of Directors in accordance with the policy adopted by the Board of Directors. The Corporate Governance and Nominating Committee of the Board of Directors (or other committee as directed by the Board) will then make a determination as to whether to accept or reject the tendered resignation, generally within 90 days after certification of the election results of the stockholder vote. Following such determination, we will publicly disclose the decision regarding any tendered resignation in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”).

In the vote to elect three directors in Class I to serve until the 2015 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified, stockholders may, with respect to each nominee:

• vote for the election of the nominee;

• vote against the election of the nominee; or

• abstain from voting on the election.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES.

Vote Required for Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm	The proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm will require the affirmative vote of the holders of a majority of the shares represented, in person or by proxy, and entitled to vote at the Annual Meeting, provided a quorum is present. Abstentions are considered in determining the number of votes required to obtain the necessary majority vote for the proposal and, therefore, will have the same legal effect as voting against the proposal. Brokers have discretionary authority to vote on this proposal. Broker non-votes will have no effect on the outcome of this proposal.

In the vote to ratify the appointment of KPMG LLP as our independent registered public accounting firm, stockholders may:

• vote for the ratification;

• vote against the ratification; or

• abstain from voting on the ratification.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Vote Required for Proposal 3: Advisory Vote to Approve the Compensation of Named Executive Officers	The proposal to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC will require an affirmative vote from the holders of a majority of the shares represented, in person or by proxy, and entitled to vote at the Annual Meeting, provided a quorum is present. Abstentions are considered in determining the number of votes required to obtain the necessary majority vote for the proposal and, therefore, will have the same legal effect as voting against the proposal. Brokers do not have discretionary authority to vote on this proposal. Broker non-votes will have no effect on the outcome of this proposal. Because your vote is advisory, it will not be binding on the Board of Directors or the Company. However, the Board of Directors will review the voting results and take them into consideration when making future decisions about executive compensation.

In the vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement, stockholders may:

	•	vote for the proposal;

	•	vote against the proposal; or

	•	abstain from voting on the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

Vote Required for Proposal 4: Stockholder Proposal Relating to Cumulative Voting	The stockholder proposal scheduled to be presented at the Annual Meeting related to cumulative voting will require approval of the affirmative vote of the holders of a majority of the shares represented, in person or by proxy, and entitled to vote at the Annual Meeting, provided a quorum is present. Abstentions are considered in determining the number of votes required to obtain the necessary majority vote for the proposal and, therefore, will have the same legal effect as voting against the proposal. Brokers do not have discretionary authority to vote on this proposal. Broker non-votes will have no effect on the outcome of this proposal.

In the vote to approve this stockholder proposal, stockholders may:

	•	vote for the proposal;

	•	vote against the proposal; or

	•	abstain from voting on the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE STOCKHOLDER PROPOSAL RELATED TO CUMULATIVE VOTING.

Voting of Proxies	You should specify your choices with regard to each of the proposals:

	•	by telephone as directed on the instructions provided;

	•	over the Internet as directed on the instructions provided; or

	•	if you received our proxy materials by mail, on the enclosed proxy card by signing, dating and returning it in the accompanying postage-paid envelope.

Instructions for voting by telephone or over the Internet are set forth in the Notice of the 2012 Annual Meeting of Stockholders. If your shares are held in street name, the voting instruction form sent to you by your broker, trust, bank or other nominee should indicate whether the institution has a process for you to provide voting instructions by telephone or over the Internet.

All properly executed proxies received by us in time to be voted at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the directions noted therein. In the absence of such instructions, the shares represented by a signed and dated proxy card will be voted “FOR” the election of all director nominees, “FOR” the ratification of the appointment of the independent registered public accounting firm, “FOR” the approval, on a non-binding, advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement and “AGAINST” the stockholder proposal relating to cumulative voting.

If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon those matters according to their judgment. The Board of Directors knows of no other items of business that will be presented for consideration at the Annual Meeting other than those described in this Proxy Statement. In addition, except for Proposal 4, no stockholder proposals or nominations were received on a timely basis, pursuant to the Company’s Amended and Restated Bylaws, that were not subsequently withdrawn. Accordingly, no such matters may be brought to a vote at the Annual Meeting.

Revocation of Proxies	Any stockholder delivering a proxy has the power to revoke it at any time before it is voted by:

• giving notice of revocation to Caroline B. Ray, our Corporate Secretary, at US Airways Group, Inc., 111 West Rio Salado Parkway, Tempe, Arizona 85281 (by mail or overnight delivery);

• executing and delivering to our Corporate Secretary a proxy card relating to the same shares bearing a later date;

• voting again prior to the time at which the Internet and telephone voting facilities close by following the procedures applicable to those methods of voting; or

• voting in person at the Annual Meeting.

Please note, however, that under the NYSE rules, any beneficial owner of our common stock whose shares are held in street name by a member brokerage firm may only revoke his or her proxy and vote his or her shares in person at the Annual Meeting in accordance with applicable NYSE rules and procedures, as employed by the beneficial owner’s brokerage firm. If you want to vote at the Annual Meeting, but your shares are held in street name by a broker, trust, bank or other nominee, you will need to obtain proof of ownership as of April 16, 2012 and a proxy to vote the shares from such broker, trust, bank or other nominee.

Solicitation of Proxies	In addition to soliciting proxies through the mail, we may solicit proxies through our directors, officers and employees in person and by email, telephone or facsimile. We may also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by them. We will pay all expenses incurred in connection with the solicitation of proxies. In addition, we have retained MacKenzie Partners to assist in the solicitation for an estimated fee of $25,000, plus expenses.

Inspector of Election	All votes at the Annual Meeting will be counted by Broadridge Investor Communication Solutions, Inc., our inspector of election. The inspector of election will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Electronic Delivery of Proxy Materials	All stockholders now have the option to register for and receive copies of our proxy statements, annual reports and other stockholder materials electronically. All stockholders (record and street name) can save us (and the environment) the cost of printing and mailing these documents by visiting our website at www.usairways.com under “Company info” — “About US” — “Investor relations” — “Shareholder information” and following the instructions on how to sign up for electronic delivery of stockholder materials.

This year, we intend both to mail our proxy materials to certain stockholders and to use the “Notice and Access” method of providing proxy materials and our Annual Report on Form 10-K for the year ended December 31, 2011 to certain stockholders. Under the Notice and Access method, if you have not opted to receive an email notification, you will receive by mail a simple “Notice Regarding the Availability of Proxy Materials” which will direct you to a website where you may access proxy materials online. You will also be told how to request proxy materials (at no charge) via mail or email, as you prefer. In order to eliminate the mailing of a paper notice and to speed your ability to access the proxy materials and our Annual Report on Form 10-K for the year ended December 31, 2011, we encourage you to sign up for electronic delivery of the Notice using the instructions described above.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports, or Notices Regarding the Availability of Proxy Materials, with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report, or Notice Regarding the Availability of Proxy Materials, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. In accordance with these rules, only one proxy statement and annual report, or Notice Regarding the Availability of Proxy Materials, will be delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders.

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, or Notice Regarding the Availability of Proxy Materials, please notify your broker, direct your written request to Caroline B. Ray, Corporate Secretary, US Airways Group, Inc., 111 West Rio Salado Parkway, Tempe, Arizona 85281, or contact Caroline B. Ray at (480) 693-0800. Stockholders who currently receive multiple copies of the proxy statement and annual report, or Notice Regarding the Availability of Proxy Materials, at their address and would like to request “householding” of their communications should contact their broker.

PROPOSAL 1 — ELECTION OF DIRECTORS

Election of Directors	The Board of Directors currently consists of nine members and one vacancy. All directors are also directors of our principal operating subsidiary, US Airways. Herbert M. Baum, a director since 2005, has determined to retire as a director of the Company effective as of the date of the Annual Meeting and therefore he is not a nominee for election at the Annual Meeting.

Upon the recommendation of the Corporate Governance and Nominating Committee, our Board of Directors has nominated Matthew J. Hart, Richard C. Kraemer and Cheryl G. Krongard to serve as directors in Class I. Each of the nominees is currently a director of US Airways Group.

If re-elected as a director at the Annual Meeting, each of the nominees would serve a three-year term expiring at the 2015 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified. If each of these nominees is elected, the Board will consist of eight directors divided into three classes as follows: three directors in Class I (terms expiring in 2015), two directors in Class II (terms expiring in 2013) and three directors in Class III (terms expiring in 2014), and there will be one vacancy in each of Class I and Class II. Stockholders may only vote their shares to elect three persons as directors in Class I at the 2012 Annual Meeting of Stockholders.

Each of the nominees has consented to serve another term as a director, if re-elected. If any of the nominees should be unavailable to serve for any reason (which is not anticipated), the Board of Directors may designate a substitute nominee or nominees (in which event the persons named on the proxy card will vote the shares represented by all valid proxies for the election of the substitute nominee or nominees), or allow the vacancies to remain open until a suitable candidate or candidates are located.

The Board of Directors unanimously recommends that the stockholders vote “FOR” the proposal to re-elect Matthew J. Hart, Richard C. Kraemer and Cheryl G. Krongard to serve as directors in Class I for a three-year term expiring at the 2015 Annual Meeting of Stockholders and until their successors have been duly elected and qualified.

Directors and Director Nominees	Set forth below is certain information as of April 27, 2012 regarding our director nominees and continuing directors, including their ages, qualifications and principal occupations (which have continued for at least the past five years unless otherwise noted). There are no family relationships among the directors and executive officers.

Director Nominees	Principal Occupation, Business Experience, Other Directorships Held and Age

The three director nominees are listed below.

Matthew J. Hart (Class I) (Audit, Compensation and Human Resources, and Finance Committees)	Mr. Hart was President and Chief Operating Officer of Hilton Hotels Corporation, a hotel developer and operator, from 2004 until the acquisition of Hilton by the Blackstone Group in 2007. He served as Executive Vice President and Chief Financial Officer of Hilton from 1996 to 2004. Before joining Hilton in 1996, Mr. Hart was Senior Vice President and Treasurer of The Walt Disney Company from 1995 to 1996, and was Executive Vice President and Chief Financial Officer for Host Marriott Corp. from 1993 to 1995. He serves on the Boards of Directors of Great American Group, Inc. and Air Lease Corporation and is a member of the Board of Directors of Heal the Bay, a non-profit organization. Mr. Hart previously served on the Board of Directors of Kilroy Realty Corporation from 1997 to 2008. Mr. Hart served on the Boards of Directors of America West Holdings Corporation (“America West”) and America West Airlines, Inc. (“AWA”) from 2004 to 2005, and was elected to the Boards of US Airways Group and US Airways in 2006. Age 60.

The Board believes that Mr. Hart is qualified and has nominated him to serve as a director because of his financial expertise, his risk management experience, his extensive experience as a senior operating and finance executive in developing strategies for large public companies, in particular, companies in the travel industry, his mergers and acquisitions experience, his service as a public company director and his airline experience gained as a director of Air Lease, America West and the Company.

Richard C. Kraemer (Class I) (Audit, Compensation and Human Resources, and Corporate Governance and Nominating Committees)

Mr. Kraemer is President of Chartwell Capital, Inc., a private investment company. Mr. Kraemer served as a director of America West and AWA from 1992 to 2007. He became a member of the Boards of US Airways Group and US Airways in 2005. Age 68.

Mr. Kraemer, in his capacity as Chairman of the Corporate Governance and Nominating Committee, has responsibility for a number of leadership duties customarily held by a lead independent director, including: coordinating agendas for and presiding over regular meetings of the non-management directors of the Board; communicating with Mr. Parker following those executive sessions and facilitating other communications between the Board and Mr. Parker; coordinating the annual evaluation of the Board and its Committees and communicating the results of those evaluations; coordinating recommendations by the Corporate Governance and Nominating Committee for the assignment of directors to the Board’s Committees; discussing the nomination of each continuing director in advance of the end of that director’s term; and leading the effort to recruit new directors.

The Board believes that Mr. Kraemer is qualified and has nominated him to serve as a director because of his financial expertise, his corporate governance, human resources and labor relations expertise, his experience in developing strategy for, and managing, a large public company such as America West, his success as an investor, and his airline experience gained as a director of America West and the Company.

Cheryl G. Krongard (Class I) (Compensation and Human Resources and Finance Committees)	Ms. Krongard retired in 2004 as a Senior Partner of Apollo Management, L.P. Ms. Krongard was the Chief Executive Officer of Rothschild Asset Management Inc. from 1994 to 2000. She served as Senior Managing Director for Rothschild North America Inc. from 1994 to 2000. Additionally, she served as a director of Rothschild North America, Rothschild Asset Management, Rothschild Asset Management BV and Rothschild Realty Inc. and as Managing Member of

Director Nominees	Principal Occupation, Business Experience, Other Directorships Held and Age

Rothschild Recovery Fund L.P. She was elected a lifetime governor of the Iowa State University Foundation in 1997 and has served as Chairperson of its Investment Committee. Ms. Krongard is also a member of the Dean’s Advisory Council, Iowa State University College of Business. Ms. Krongard also serves as a director of Legg Mason, Inc. and served as a director of Educate, Inc. (formerly Sylvan Learning) from June 2004 until June 2007. Ms. Krongard has served as a director of US Airways Group and US Airways since 2003. Age 56.

The Board believes that Ms. Krongard is qualified and has nominated her to serve as a director because of her financial and financial services sector expertise, her experience as a senior executive working at large, complex organizations, her service as a public company director, her success as an investor, and her airline experience gained as a director of the Company.

Continuing Directors	Principal Occupation, Business Experience, Other Directorships Held and Age

The five directors whose terms will continue after the Annual Meeting and will expire at the 2013 Annual Meeting (Class II) or the 2014 Annual Meeting (Class III) are listed below.

Denise M. O’Leary (Class II) (Audit and Compensation and Human Resources Committees)	Ms. O’Leary has been a private investor in early stage companies since 1996. From 1983 until 1996, she was employed at Menlo Ventures, a venture capital firm, first as an Associate and then as a General Partner. She serves as a director of Medtronic, Inc. and Calpine Corporation. Additionally, she is the Chairwoman of the Board of Directors of the Corporation for Supportive Housing and a member of the Board of Trustees of the Bonfils-Stanton Foundation. Ms. O’Leary served as a director of America West and AWA from 1998 to 2007 and became a member of the Boards of US Airways Group and US Airways in 2005. Age 54.

The Board believes that Ms. O’Leary’s financial expertise, her experience in the oversight of risk management, her human resources expertise, her extensive service as a public company director, her success as an investor, and her airline industry expertise gained as a director of America West and the Company make her qualified to serve as a director.

George M. Philip (Class II) (Audit and Corporate Governance and Nominating Committees)	Mr. Philip is the President of the University at Albany, State University of New York. From 1971 to 2007 he served in various positions with the New York State Teachers’ Retirement System and retired after 13 years as Executive Director. He also serves as a member of the Board of Directors of First Niagara Financial Group, Inc; Vice Chair of the St. Peter’s Hospital Board of Directors; and Chair of the Catholic Health East Investment Committee. Mr. Philip is a member of the Kentucky Teachers’ Retirement System investment advisory committee, Vice Chair of Fuller Road Management Corporation, a not-for-profit company, and a director of The Research Foundation at SUNY. In past years, Mr. Philip was President of the Executive Committee of the National Council on Teacher Retirement; Chair of the Council of Institutional Investors; Chair of the University at Albany Council, SUNY; a member of the Board of Saratoga Performing Arts Center; and a member of the NYSE Pension Managers Advisory Committee and the State Academy of Public Administration. Mr. Philip has served as a director of US Airways Group and US Airways since 2004. Age 64.

The Board believes that Mr. Philip’s financial expertise, his corporate governance expertise, his experience in working in and managing large, complex organizations, his experience in the oversight of risk management, his success as an investor, and his airline industry experience gained as a director of the Company make him qualified to serve as a director.

W. Douglas Parker (Class III) (Labor Committee)	Mr. Parker has served as Chairman of the Board and Chief Executive Officer of US Airways Group and US Airways since 2005. Mr. Parker also served as President of US Airways Group and US Airways from 2005 to 2006. Mr. Parker served as Chairman of the Board and Chief Executive Officer of America West and AWA from 2001 to 2007, and served as a director of America West and AWA from 1999 to 2007. Mr. Parker joined AWA as Senior Vice President and Chief Financial Officer in 1995. He was elected President of AWA in 2000 and Chief Operating Officer of AWA in 2000. Mr. Parker served on the Board of Directors of Pinnacle West Capital Corporation from 2007 until February 2012. Age 50.

The Board believes that Mr. Parker’s financial and airline marketing expertise, his human resources and labor relations expertise, his nearly quarter century of experience in the airline industry, his 16 years’ experience as a senior airline executive charged with developing and executing America West’s and the

Continuing Directors	Principal Occupation, Business Experience, Other Directorships Held and Age

Company’s strategies, his more than ten years of experience as the Chairman and Chief Executive Officer of the Company, his mergers and acquisitions experience, and his service as a public company director make him qualified to serve as a director.

Bruce R. Lakefield (Class III) (Finance and Labor Committees)	Mr. Lakefield served as President and Chief Executive Officer of US Airways Group and US Airways from 2004 to 2005. US Airways Group and US Airways filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code in September 2004 which case culminated in the merger of US Airways Group and America West in 2005. After this, Mr. Lakefield served as Vice Chairman of the Board of US Airways Group and US Airways. Mr. Lakefield served as Chairman and Chief Executive Officer of Lehman Brothers International from 1995 until 1999. He has served as a Senior Advisor to the Investment Policy Committee of HGK Asset Management, Inc. from 2000 to 2004. Mr. Lakefield has served as a director of US Airways Group and US Airways since 2003. Age 68.

The Board believes that Mr. Lakefield’s financial and financial services sector expertise, his experience as a senior executive working at large, complex organizations, his service as a public company director, his success as an investor, and his airline experience gained as the President and Chief Executive Officer, Vice Chairman and a director of the Company make him qualified to serve as a director.

William J. Post (Class III) (Compensation and Human Resources and Labor Committee)	Mr. Post served as Chairman of the Board of Pinnacle West Capital Corporation, an energy holding company, from 2001, and Chief Executive Officer from 1999, until he retired in April 2009. Mr. Post served as a director of Pinnacle West from 1997 and Arizona Public Service Company, its major subsidiary and an electric utility, from 1994 until May 2010. Mr. Post previously served in other management capacities at Pinnacle West, including as President from 1997 until 2008, as Chief Executive Officer of Arizona Public Service Company from 1998 until 2002 and as its Chairman from 2001 until April 2009. Currently, Mr. Post serves as Chairman of Swift Transportation Company, a position he has held since January 2011, and as a director of First Solar, Inc. since June 2010. He previously served as member of the Board of Directors of Phelps Dodge Corporation (now Freeport McMoRan) from 2001 until November 2007. He also holds various positions at certain charitable and educational entities, including as Chairman of the Arizona State University Board of Trustees, its Foundation and as Chairman of the Translational Genomics Research Institute. Mr. Post has served as a director of US Airways Group and US Airways since September 2011. Age 61.

The Board believes that Mr. Post’s extensive experience operating in a complex and highly regulated environment, as well as his broad business knowledge and strategic perspective, make him qualified to serve as a director.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ratification of Independent Registered Public Accounting Firm	The Audit Committee of our Board of Directors, in accordance with its charter and authority delegated to it by the Board of Directors, has appointed the firm of KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2012, and the Board of Directors has directed that such appointment be submitted to our stockholders for ratification at the Annual Meeting. KPMG LLP has served as our independent auditors for more than 16 years. Our Audit Committee considers KPMG LLP to be well qualified. If the stockholders do not ratify the appointment of KPMG LLP, the Audit Committee will reconsider the appointment.

A representative of KPMG LLP will be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so. The representative will also be available to respond to appropriate questions from stockholders.

The Audit Committee of the Board of Directors and the Board of Directors unanimously recommend that the stockholders vote “FOR” the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm.

Independent Registered Public Accounting Firm Fees	The following table presents fees for professional services rendered by KPMG LLP for the audits of the financial statements of US Airways Group and its subsidiaries as of and for the fiscal years ended December 31, 2011 and 2010, as well as fees for other services rendered by KPMG LLP during these periods.

	Fiscal 2011	Fiscal 2010
Audit Fees	$2,169,700	$2,134,900
Audit-Related Fees	428,100	400,000
Tax Fees	22,400	11,300
All Other Fees	—	—

Total	$2,620,200	$2,546,200

Audit Fees for fiscal years ended December 31, 2011 and 2010 were for professional services rendered for the audits of the annual financial statements included in our Annual Report on Form 10-K (including fees for the audits of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002), quarterly review of the financial statements included in our Quarterly Reports on Form 10-Q and services rendered in connection with SEC filings.

Audit-Related Fees for the fiscal year ended December 31, 2011 and 2010 were for statutory audits, services rendered in connection with securities offerings and other SEC filings, significant auditing work on transactions and consultations concerning financial accounting and reporting standards.

Tax Fees as of the fiscal years ended December 31, 2011 and 2010 were for U.S. and international tax compliance.

There were no fees that fall into the classification of All Other Fees for the fiscal years ended December 31, 2011 and 2010.

Audit Committee Disclosure	The Audit Committee has determined that the rendering of the permitted non-audit services during the 2011 fiscal year by KPMG LLP is compatible with maintaining the independent registered accounting firm’s independence.

Policy on Audit Committee Pre-Approval	The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. The Audit Committee has adopted policies and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm. The policy generally pre-approves certain specified services in the defined categories of audit services, audit-related services, tax services and permitted non-audit services up to specified amounts, and sets requirements for specific case-by-case pre-approval of discrete projects. Pre-approval may be given as part of the Audit Committee’s approval of the scope of the engagement of our independent registered public accounting firm or on an individual basis. The Chair of the Audit Committee has been delegated the authority by the Audit Committee to pre-approve the engagement of the independent auditors when the entire Audit Committee is unable to do so, but any pre-approval decisions must be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee has delegated the Vice President and Controller to monitor the performance of all services provided by the independent auditor and to determine whether these services are in compliance with the pre-approval policy. The Vice President and Controller is required to report the results of his monitoring to the Audit Committee on a periodic basis. The policy prohibits retention of the independent registered public accounting firm to perform prohibited non-audit functions as defined in Section 201 of the Sarbanes-Oxley Act of 2002 or the rules of the SEC, and also considers whether the proposed services are compatible with the independence of the independent registered public accounting firm. All non-audit services provided by KPMG LLP during fiscal years 2011 and 2010 were pre-approved in accordance with the pre-approval policy described above.

PROPOSAL 3 — ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Advisory Vote to Approve Executive Compensation	The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

The Compensation and Human Resources Committee and the Board of Directors believe that our compensation practices align our executive compensation structure with our stockholders’ interests and current market practices. Our compensation strategy is designed to provide a total compensation package that will not only attract and retain high-caliber executive officers and employees, but will also align employee contributions with our corporate objectives and stockholder interests. Our compensation programs are designed to be flexible and complementary and to collectively meet our compensation objectives.

Highlights of our program include:

	•	a commitment to pay-for-performance with a substantial portion of each named executive officer’s compensation being “at-risk” and subject to important financial performance measures aligned with stockholder interests. We make a significant portion of our executives’ compensation variable and at risk and tied directly to our measurable performance. Consistent with this focus, the largest portion of our executives’ compensation is in the form of performance-based annual cash and long-term equity incentives;

	•	a compensation package that focuses on both short and long-term goals, encouraging executives to focus on the success of the company both during the immediate fiscal year and for the future;

	•	consistent with our focus on maintaining a cost advantage versus our principal competitors, compensation that is targeted below that of the other large network airlines. For instance, for 2011, total compensation for our CEO was the lowest of, and 37% below the average for, the other large network airlines (using 2010 compensation data reported in 2011 for American Airlines, Delta Air Lines and United Airlines);

	•	an understanding that the Company’s total stockholder return, or “TSR,” is affected by the limited ability of the Company to pass on the cost of jet fuel, a commodity that increased our costs by over $1.3 billion (10% of our revenue, or margin points) in 2011 as compared to 2010;

	•	a continued commitment to good compensation governance practices where compensation packages are consistent with market practice and are reasonable in light of our and each individual officer’s performance, as well as good disclosure practices; and

	•	clawback provisions for all incentive compensation paid to our named executive officers and stock ownership guidelines that further align our named executive officers’ long-term interests with those of our stockholders.

Stockholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement for more information about our compensation practices which reflect our compensation philosophy.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement pursuant to the compensation disclosure rules of the SEC. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on a non-binding, advisory basis, the compensation of the named executive officers pursuant to the compensation disclosure rules of the SEC as described in the Compensation Discussion and Analysis, the compensation tables, narrative discussion and any related material disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Stockholders.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation and Human Resources Committee or our Board of Directors. Our Board of Directors and our Compensation and Human Resources Committee value the opinions of our stockholders and will consider the outcome of this advisory vote when making future decisions about the Company’s executive compensation.

The Board of Directors has adopted a policy providing for an annual say-on-pay advisory vote. Unless the Board of Directors modifies its policy on the frequency of future say-on-pay advisory votes, the next say-on-pay advisory vote will be held at the 2013 annual meeting of stockholders.

The Board of Directors unanimously recommends that the stockholders vote “FOR” the approval of the compensation of our named executive officers.

PROPOSAL 4 — STOCKHOLDER PROPOSAL RELATING TO CUMULATIVE VOTING

Stockholder Proposal Relating to Cumulative Voting	Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia, N.W., Suite 215, Washington, D.C. 20037, who is the beneficial owner of 2,200 shares of our common stock upon submission of this proposal, has advised us of her intention to introduce the following resolution at the Annual Meeting. To be adopted, this resolution, which is opposed by the Board of Directors, would require the affirmative vote of the holders of at least a majority of the shares of common stock, present in person or represented by proxy at the Annual Meeting and entitled to vote.

RESOLVED: “That the stockholders of U.S. Airways, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or two or more of them as he or she see fit.”

REASONS: “Many states have mandatory cumulative voting, so do National Banks.”

“In addition, many corporations have adopted cumulative voting.”

“Last year the owners of 40,013,545 shares, representing approximately 35% of shares voting, voted FOR this proposal.”

“If you AGREE, please mark your proxy FOR this resolution.”

Our Response to the Stockholder Proposal	Our Board of Directors recommends that our stockholders vote against Proposal 4. Our present system for election of directors, which is like that of most major publicly traded corporations, provides that each share of common stock is entitled one vote for each nominee for director. This system allows all stockholders to vote on the basis of their share ownership. Our Board of Directors believes this voting system is the most fair and the most likely to produce an effective board of directors that will represent the interests of all of our stockholders.

In contrast, cumulative voting could promote special interest representation on the Board of Directors and would permit stockholders representing less than a majority of all shares to elect a director. This proposal would potentially allow a small stockholder group to have a disproportionate effect on the election of directors, possibly leading to the election of directors who advocate the positions of the groups responsible for their election rather than positions which are in the best interests of all stockholders. The Board believes that no director should represent or favor the interests of any one stockholder or a limited group of stockholders. Rather, every director must represent the stockholders as a whole. The Board of Directors feels strongly that it is the duty of each director to administer our business and affairs for the benefit of all stockholders. In addition, the support by directors of the special interests of the constituencies that elected them could create partisanship and divisiveness among members of the Board of Directors and impair the Board’s ability to operate effectively as a governing body, to the detriment of all stockholders. For these reasons, cumulative voting also may interfere with the Corporate Governance and Nominating Committee’s efforts to develop and maintain a Board of Directors possessing the wide range of skills, characteristics and experience necessary to best serve all stockholders’ interests.

Our Board of Directors has taken a number of steps to achieve greater accountability to stockholders, and it does not believe cumulative voting is necessary or enhances that accountability. Our Board of Directors has amended our bylaws to adopt a majority voting standard for the election of directors in uncontested elections. Currently, all but one of our directors (our Chief Executive Officer) is independent. Our Board of Directors has a robust process to ensure the nomination and election of independent directors. Procedures adopted by the Corporate Governance and Nominating Committee, which itself is composed solely of independent directors, include an examination of the candidate’s qualifications in light of our standards for overall structure and composition of the Board and the minimum director qualifications set forth in our Corporate Governance Guidelines and the Corporate Governance and Nominating Committee’s charter as well as the candidate’s independence as set forth in SEC rules and regulations and the NYSE listing standards.

The proponent of this proposal has offered no evidence that cumulative voting would produce a more qualified or effective Board of Directors. Accordingly, the Board believes the present method of voting best promotes the election of directors who will represent the interests of our stockholders as a whole.

The Board of Directors unanimously recommends that the stockholders vote “AGAINST” this stockholder proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of April 16, 2012, by (1) each of our directors and nominees for director, (2) each of the individuals named in the Summary Compensation Table in this Proxy Statement and (3) all of our directors and executive officers as a group, based in each case on information furnished to us by these persons. We believe that each of the named individuals and each director and executive officer included in the group has sole voting and investment power with regard to the shares shown, except as otherwise noted.

	Common Stock Beneficially Owned(1)
Name of Beneficial Owner and Relationship to Company	Amount and Nature of Beneficial Ownership		Percent of Class
W. Douglas Parker	835,555	(2)	*
Chairman of the Board and Chief Executive Officer
J. Scott Kirby	167,732	(3)	*
President
Robert D. Isom, Jr.	42,863	(4)	*
Executive Vice President and Chief Operating Officer
Stephen L. Johnson	22,334	(5)	*
Executive Vice President — Corporate and Government Affairs
Derek J. Kerr	31,269	(6)	*
Executive Vice President and Chief Financial Officer
Herbert M. Baum	65,582	(7)	*
Director
Matthew J. Hart	50,726	(8)	*
Director
Richard C. Kraemer	80,135	(9)	*
Director
Cheryl G. Krongard	47,020	(10)	*
Director
Bruce R. Lakefield	47,020	(11)	*
Vice Chairman and Director
Denise M. O’Leary	64,838	(12)	*
Director
George M. Philip	47,020	(13)	*
Director
William J. Post	—	(14)	*
Director
All directors and executive officers as a group (14 persons)	1,532,004	(15)	*

*	Represents less than 1% of the outstanding shares of our common stock.

(1)

Beneficial ownership as reported in the table has been determined in accordance with SEC rules and regulations and includes shares of our common stock that may be issued upon the exercise of stock options that are exercisable within 60 days of April 16, 2012 and restricted stock units, or RSUs, that vest within 60 days of April 16, 2012. Pursuant to SEC rules and regulations, all shares not currently outstanding which are subject to stock options exercisable within 60 days of April 16, 2012 and RSUs that vest within 60 days of April 16, 2012, are deemed to be outstanding for the purpose of computing “Percent of Class” held by the holder thereof but are not deemed to be outstanding for the purpose of computing the “Percent of Class” held by any other stockholder. Beneficial ownership as reported in the table excludes shares of our common stock that may be issued upon the exercise of stock appreciation rights, or SARs, that are exercisable within 60 days of April 16, 2012. The number of shares that will be received upon exercise of such SARs is not currently determinable and therefore is not included in the table above because each SAR gives the holder the right to receive the excess of the market price of one share of stock at the exercise date over the exercise price, which is not determinable until the date of exercise.

(2)	Includes 470,055 shares held directly, 309,375 shares underlying stock options and 56,125 shares underlying vested RSUs. Excludes 112,250 unvested RSUs. Excludes the following SARs: (a) 196,000 SARs at an exercise price of $19.30; (b) 120,000 SARs at an exercise price of $38.44; (c) 90,000 SARs at an exercise price of $45.01; (d) 196,820 SARs at an exercise price of $8.84; (e) 275,000 SARs at an exercise price of $6.70; (f) 849,000 SARs at an exercise price of $3.10; (g) 154,040 SARs at an exercise price of $7.42; and (h) 80,179 SARs at an exercise price of $8.14.

(3)	Includes 87,190 shares held directly, 41,250 shares underlying stock options and 39,292 shares underlying vested RSUs. Excludes 78,583 unvested RSUs. Excludes the following SARs: (a) 165,000 SARs at an exercise price of $19.30; (b) 36,000 SARs at an exercise price of $38.44; (c) 75,000 SARs at an exercise price of $46.11; (d) 63,000 SARs at an exercise price of $45.01; (e) 136,530 SARs at an exercise price of $8.84; (f) 178,755 SARs at an exercise price of $6.70; (g) 589,000 SARs at an exercise price of $3.10; (h) 106,867 SARs at an exercise price of $7.42; and (i) 56,131 SARs at an exercise price of $8.14.

(4)	Includes 20,529 shares held directly and 22,334 shares underlying vested RSUs. Excludes 44,666 unvested RSUs. Excludes the following SARs: (a) 70,000 SARs at an exercise price of $31.14; (b) 101,630 SARs at an exercise price of $8.84; (c) 143,855 SARs at an exercise price of $6.70; (d) 292,000 SARs at an exercise price of $3.10; and (e) 31,905 SARs at an exercise price of $8.14.

(5)	Includes 22,334 shares underlying vested RSUs. Excludes 44,666 unvested RSUs. Excludes the following SARs: (a) 175,000 SARs at an exercise price of $2.80; (b) 275,000 SARs at an exercise price of $3.10; and (c) 31,905 SARs at an exercise price of $8.14.

(6)	Includes 8,935 shares held directly and 22,334 shares underlying vested RSUs. Excludes 44,666 unvested RSUs. Excludes the following SARs: (a) 51,500 SARs at an exercise price of $19.30; (b) 12,500 SARs at an exercise price of $38.44; (c) 12,500 SARs at an exercise price of $45.01; (d) 26,020 SARs at an exercise price of $8.84; (e) 51,020 SARs at an exercise price of $6.70; (f) 25,000 SARs at an exercise price of $7.65; (g) 292,000 SARs at an exercise price of $3.10; and (h) 31,905 SARs at an exercise price of $8.14.

(7)	Includes 40,832 shares held directly and 24,750 shares underlying stock options.

(8)	Includes 40,270 shares held directly, 2,550 shares held indirectly for the benefit of Mr. Hart’s children and 7,906 shares underlying stock options.

(9)	Includes 55,385 shares held directly and 24,750 shares underlying stock options.

(10)	Includes 38,770 shares held directly and 8,250 shares underlying stock options.

(11)	Includes 38,770 shares held directly and 8,250 shares underlying stock options.

(12)	Includes 40,088 shares held directly and 24,750 shares underlying stock options.

(13)	Includes 38,770 shares held directly and 8,250 shares underlying stock options.

(14)	Mr. Post joined the Board of Directors in September 2011.

(15)	Includes 887,170 shares held directly, 2,550 shares held indirectly for the benefit of a director’s children, 457,531 shares underlying stock options and 184,753 shares underlying vested RSUs held by our executive officers and directors as a group. Excludes 372,830 shares underlying unvested RSUs and 5,271,340 SARs.

The following table sets forth information regarding the beneficial ownership of our common stock as of April 16, 2012 for each person known to us to be the beneficial owner of more than 5% of our outstanding common stock.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
FMR, LLC 82 Devonshire Street Boston, MA 02109	21,818,709	(1)	13.5%
Whitebox Advisors, LLC 3033 Excelsior Boulevard, Suite 300 Minneapolis, MN 55416	11,836,763	(2)	7.3%
Wellington Management Company, LLP 280 Congress Street Boston, MA 02210	11,361,702	(3)	7.0%
Manning & Napier Advisors, LLC 290 Woodcliff Drive Fairport, NY 14450	8,369,420	(4)	5.2%

(1)	The amount shown and the following information is derived solely from Amendment No. 10 to the Schedule 13G filed by FMR, LLC (“FMR”), reporting beneficial ownership as of December 31, 2011. According to the amended Schedule 13G, FMR has sole dispositive power over 21,818,709 shares and sole voting power over 1,700 shares of our common stock. Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly owned subsidiary of FMR and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 21,818,709 shares, or 13.24%, of the outstanding shares of our common stock as a result of acting as investment adviser to various investment companies (the “Funds”). Each of Edward C. Johnson 3d (Chairman of FMR), FMR (through its control of Fidelity) and the Funds has sole power to dispose of the 21,818,709 shares owned by the Funds. Members of Mr. Johnson’s family may be deemed to form a controlling group with respect to FMR. Neither FMR nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees.

(2)

The amount shown and the following information is derived solely from the Schedule 13G filed by Whitebox Advisors, LLC (“WA”), Whitebox Multi-Strategy Advisors, LLC (“WMSA”), Whitebox Multi-Strategy Partners, L.P. (“WMSP”), Whitebox Multi-Strategy Fund, L.P. (“WMSFLP”), Whitebox Multi-Strategy Fund, Ltd. (“WMSFLTD”), Whitebox Concentrated Convertible Arbitrage Advisors, LLC (“WCCAA”), Whitebox Concentrated Convertible Arbitrage Partners, L.P. (“WCCAP”), Whitebox Concentrated Convertible Arbitrage Fund , L.P. (“WCCAFLP”), Whitebox Concentrated Convertible Arbitrage Fund, Ltd. (“WCCAFLTD”), Pandora Select Advisors, LLC (“PSA”), Pandora Select Partners, L.P. (“PSP”), Pandora Select Fund, L.P. (“PSFLP”), Pandora Select Fund, Ltd. (“PSFLTD”), HFR RVA Combined Master Trust (“HFR”) and IAM Mini-Fund 14 Limited (“IAM”) (collectively, the “Whitebox Entities”), reporting beneficial ownership as of December 31, 2011. According to the Schedule 13G, WA, in its capacity as investment advisor to its client, is the beneficial owner of 11,836,763 shares of our common stock and has shared voting power over 11,836,763 shares and shared dispositive power over 11,836,763 shares of our common stock. Each of WMSA, WMSP, WMSFLP and WMSFLTD is the beneficial owner of 4,855,143 shares of our common stock and has shared voting power over 4,855,143 shares and shared dispositive power over 4,855,143 shares of our common stock. Each of WCCAA, WCCAP, WCCAFLP and WCCAFLTD is the beneficial owner of 4,239,388 shares of our common stock and has shared voting power over 4,239,388 shares and shared dispositive power over 4,239,388 shares of our common stock. Each of

PSA, PSP, PSFLP and PSFLTD is the beneficial owner of 1,713,348 shares of our common stock and has shared voting power over 1,713,348 shares and shared dispositive power over 1,713,348 shares of our common stock. HFR is the beneficial owner of 494,967 shares of our common stock. IAM is the beneficial owner of 533,917 shares of our common stock. Each of WMSP, WCCAP, PSP, HFR and IAM is deemed to beneficially own shares of our common stock as a result of its ownership of debt securities convertible into shares of our common stock. Each of WMSFLP, WMSFLTD, WCCAFLP, WCCAFLTD, PSFLP and PSFLTD is deemed to beneficially own shares of our common stock as a result of its indirect ownership of debt securities convertible into shares of our common stock. The Whitebox Entities may be deemed to constitute a “group” within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934. Each of WA, WMSA, WMSFLP, WMSFLTD, WCCAA, WCCAFLP, WCCAFLTD, PSA, PSFLP and PSFLTD disclaims indirect beneficial ownership of the shares of our stock except to the extent of its pecuniary interest in such shares. The address of the business office of WA, WMSA, WMSFLP, WCCAA, WCCAFLP, PSA and PSFLP is 3033 Excelsior Boulevard, Suite 300, Minneapolis, MN 55416. The address of the business office of WMSP, WMSFLTD, WCCAP, WCCAFLTD, PSP and PSFLTD is Trident Chambers, P.O. Box 146, Waterfront Drive, Wickhams Cay, Road Town, Tortola, British Virgin Islands. The address of the business office of HFR is HFR RVA Combined Master Trust, 65 Front Street, Hamilton, HM 11, Bermuda. The address of the business office of IAM is IAM Mini-Fund 14 Limited, Boundary Hall, Cricket Square, George Town, Grand Cayman, KY1-1102 Cayman Islands.

(3)	The amount shown and the following information is derived solely from the Schedule 13G filed by Wellington Management Company, LLP (“Wellington Management”), reporting beneficial ownership as of December 31, 2011. According to the Schedule 13G, Wellington Management, in its capacity as investment advisor, has shared voting power over 6,047,067 shares and shared dispositive power over 11,361,702 shares of our common stock. These shares of common stock are owned of record by clients of Wellington Management. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such shares.

(4)	The amount shown and the following information is derived solely from the Schedule 13G filed by Manning & Napier Advisors, LLC (“Manning & Napier”), reporting beneficial ownership as of December 31, 2011. According to the Schedule 13G, Manning & Napier, in its capacity as investment advisor, has sole voting power over 5,994,110 shares and sole dispositive power over 8,369,420 shares of our common stock.

INFORMATION ABOUT OUR BOARD OF DIRECTORS

AND CORPORATE GOVERNANCE

Corporate Governance Guidelines	Our Board of Directors has adopted Corporate Governance Guidelines, or the Governance Guidelines, to facilitate our mission and to set forth general principles and policies by which the Board of Directors will manage its affairs. The Governance Guidelines are reviewed annually by the Corporate Governance and Nominating Committee. The full text of the Governance Guidelines is posted on our website at www.usairways.com.

Director Independence

The Governance Guidelines contain standards for determining director independence that meet or exceed the existing listing standards adopted by the SEC and NYSE. The Governance Guidelines define an “independent” director as one who:

	•	the Board has affirmatively determined not to have a material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us);

	•	is not a member of our management or our employee and has not been a member of our management or our employee for a minimum of three years;

	•	is not, and in the past three years has not been, affiliated with or employed by a present or former auditor of US Airways Group (or of an affiliate);

	•	is not, and in the past three years has not been, part of an interlocking directorate in which one of our executive officers serves on the compensation committee of another company that concurrently employs the director;

	•	has no immediate family members meeting the descriptions set forth in the above bullets; and

	•	satisfies any additional requirements for independence promulgated from time to time by the NYSE.

The Governance Guidelines also note that the Board will consider all other relevant facts and circumstances, including issues that may arise as a result of any director compensation (whether direct or indirect), any charitable contributions we make to organizations with which a director is affiliated and any consulting arrangement between us and a director. The Corporate Governance and Nominating Committee reports annually to the full Board on these matters.

Pursuant to the Governance Guidelines, the Corporate Governance and Nominating Committee and the Board of Directors undertake an annual review of director independence. Based on the Committee’s review in 2012, the Board of Directors affirmatively determined that all of our directors are independent of us and our management under the standards set forth in the Governance Guidelines and under the NYSE listing standards, except for Mr. Parker, our Chairman and Chief Executive Officer. All of the members of the Audit Committee, the Compensation and Human Resources Committee and the Corporate Governance and Nominating Committee are independent under the standards set forth in the Governance Guidelines and under applicable NYSE listing standards.

Board Meetings	The Board of Directors conducts its business through meetings of the full Board and through committees of the Board of Directors. The Board of Directors regularly meets with only non-management directors of the Board present. During 2011, our Board of Directors held seven meetings. In 2011, each incumbent director attended at least 79% of the aggregate number of meetings of the Board held during the period for which he or she has been a director and of the committees on which he or she served.

Board Committees	The Board of Directors currently has five standing committees: the Audit Committee, the Compensation and Human Resources Committee, the Corporate Governance and Nominating Committee, the Finance Committee and the Labor Committee.

The Audit Committee currently is comprised of four non-employee directors, Messrs. Philip (Chair), Hart and Kraemer and Ms. O’Leary. In 2011, the Audit Committee met nine times. The Audit Committee oversees our internal accounting function and oversees and reports to the Board of Directors with respect to other auditing and accounting matters, including the selection of our independent auditors, the scope of annual audits, fees to be paid to our independent auditors and the performance of our independent auditors. Our Audit Committee is also responsible for reviewing and approving all material transactions with any related party. A copy of the Audit Committee charter is available on our website at www.usairways.com.

The Committee meets the NYSE composition requirements, including the requirements dealing with financial literacy and financial sophistication. The Board of Directors has determined that all members of the Committee are independent directors under the current NYSE listing standards, satisfy the independence requirements of Section 10A of the Exchange Act and Rule 10A-3(b)(1), and are independent within the meaning set forth in our Governance Guidelines. In addition, the Board of Directors has determined that each member of the Committee is an “audit committee financial expert” as defined by the SEC.

The Compensation and Human Resources Committee currently is comprised of five non-employee directors, Messrs. Hart (Chair), Kraemer and Post and Mses. Krongard and O’Leary. The Compensation and Human Resources Committee met six times in 2011. The Committee reviews and approves the compensation for our executive officers. The Committee also administers our 2008 Equity Incentive Plan, or the 2008 Plan, our 2011 Incentive Award Plan, or the 2011 Plan, and other employee benefit plans. A copy of the Compensation and Human Resources Committee charter is available on our website at www.usairways.com.

The Board of Directors has determined that all members of the Committee are independent within the meaning of NYSE listing standards and our Governance Guidelines, are “non-employee directors” as defined by Rule 16b-3 under the Exchange Act and are “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code and related regulations.

Compensation and Human Resources Committee Process for Executive Compensation

Our Compensation and Human Resources Committee’s charter gives the Compensation and Human Resources Committee the authority and responsibility to review and approve our overall compensation strategy and policies, including performance goals for executive officers. The Compensation and Human Resources Committee is responsible for reviewing and approving the compensation and other terms of employment of our Chief Executive Officer and for evaluating his performance. The Committee is also responsible for reviewing and approving the compensation and other terms of employment of the other executive officers, with input from the Chief Executive Officer. The Committee periodically reviews and assesses the performance of our executive officers, with input from individual members of senior management, the full Board of Directors, and any other appropriate persons. The Committee administers our incentive plans and approves awards under those plans, determines the general design of non-executive compensation plans, and makes recommendations to the Board regarding changes to our executive compensation and benefit plans. The Committee is also responsible for oversight of our significant human resources policies, compensation risk management and succession planning, as well as oversight of our workforce diversity.

The Committee has the authority to delegate its duties to subcommittees, but to date has not done so. The Committee has delegated a limited amount of its authority to administer, interpret and amend our general employee benefit plans to our senior-most human resources officer (currently the Executive Vice President - People, Communications and Public Affairs) and the administration of our 2011 Plan to our CEO, the Executive Vice President - Corporate and Government Affairs and the Executive Vice President - People, Communications and Public Affairs in connection with the assignment by persons who are not executive officers of certain awards, but did not delegate the authority to approve changes that would materially change the cost of the plans or any authority regarding our incentive compensation plans.

Early in the calendar year, the Committee reviews the annual incentive program results from the prior year, establishes the performance goals for the current year, evaluates our executive officers’ individual performance and approves the Compensation and Human Resources Committee’s report for our proxy statement. The Committee has adopted an equity grant policy to standardize the timing, practices and procedures in granting equity awards. The policy provides that equity grants, other than new hire, promotion or special purpose grants, will be granted once per year at the second regularly scheduled meeting of the Committee or at a special meeting held for this purpose as close in time to the regularly scheduled meeting as possible. Throughout the year as needed or appropriate, the Committee considers merit increases in base salaries for executive officers, authorizes equity grants associated with internal promotions and new hires of all employees, and approves compensation for internal promotions and new hires of officers. The Committee also monitors and evaluates our benefit plans and agreements with executive officers and management employees throughout the year and recommends adjustments as needed.

The Committee generally receives information from our Chief Executive Officer, our senior-most human resources officer (currently the Executive Vice President - People, Communications and Public Affairs) and compensation consultants engaged by the Committee for its consideration regarding officer compensation. The Committee has sole authority to retain and terminate any outside advisors, such as compensation consultants and legal counsel, and to determine their compensation. In 2011, the Compensation and Human Resources Committee continued to engage Towers Watson as its independent compensation consultant to assist in administering executive compensation programs. In 2011, the Committee asked Towers Watson to review and provide assistance for the 2011 performance metrics of the incentive compensation plan and long-term incentive performance program, as well as counsel in allocating the annual equity grants for 2011. The Committee also used Towers Watson’s services to assist in analyzing other executive compensation matters and provide briefings from time to time on legislative and regulatory matters concerning or related to executive compensation. The total annual expense for the executive compensation advising services provided by Towers Watson to the Committee during 2011 was approximately $133,000.

In 2011, management engaged Towers Watson to perform other services for the Company that are not part of the executive compensation services provided to the Committee. The Company used Towers Watson as its actuary to measure certain obligations for self-insured employee long-term disability, workers compensation claims and employee postretirement medical benefits. This was performed on an interim and annual basis for financial reporting purposes. Additionally, the Company used Towers Watson as its actuary to annually measure the Company’s obligations related to a defined benefit pension plan covering certain Canadian employees. The total annual expense for this work was approximately $311,000 in 2011. The Committee did not participate in management’s decision to engage Towers Watson for these additional services.

Compensation Committee Interlocks and Insider Participation

None of our executive officers or directors serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation and Human Resources Committee.

The Corporate Governance and Nominating Committee currently is comprised of three non-employee directors, Messrs. Kraemer (Chair), Baum and Philip. Mr. Baum is retiring as a director effective as of the Annual Meeting. The Corporate Governance and Nominating Committee met six times in 2011. The Committee oversees all aspects of our corporate governance functions on behalf of the Board of Directors, including identifying individuals qualified to become Board members; recommending to the Board the selection of director nominees; reviewing and assessing our Governance Guidelines; taking actions with respect to incumbent directors who fail to receive the required vote for re-election in uncontested elections, including accepting or not accepting previously tendered resignations or requesting that such directors submit resignations; and overseeing the monitoring and evaluation of our corporate governance practices. The Committee’s role includes oversight of the procedures for compliance with significant applicable legal, ethical and regulatory requirements that impact corporate governance. A copy of our Corporate Governance and Nominating Committee charter is available on our website at www.usairways.com.

The Board of Directors has determined that all members of the Committee are independent within the meaning of NYSE listing standards and our Governance Guidelines.

Corporate Governance and Nominating Committee Process for Director Compensation

The Corporate Governance and Nominating Committee’s charter gives the committee the authority and responsibility for reviewing the compensation of our non-employee directors and making recommendations regarding changes to the full Board. On an annual basis, the Committee reviews director compensation and determines whether adjustments in compensation levels are needed.

The Corporate Governance and Nominating Committee generally receives proposals and information from our Chief Executive Officer, outside consultants and publications in connection with its review of director compensation. The Committee has authority to retain and terminate any outside advisors, such as compensation consultants and legal counsel, and to determine their compensation. In 2011, the Committee did not engage an outside compensation consultant.

Director Nominees

All three of the current nominees for director in Class I recommended for election by the stockholders at the 2012 Annual Meeting are current members of the Board. Board effectiveness and the recruitment of directors are overseen by the Corporate Governance and Nominating Committee. In evaluating candidates for director, the Committee considers the qualifications described below. Based on the Committee’s evaluation of each of the current nominees’ qualifications and his or her prior performance as a director, the Committee determined to recommend the three Class I directors for re-election. The Committee received no nominations from stockholders for the 2012 Annual Meeting.

Consistent with its charter, the Committee proposes for nomination existing directors and new candidates who have the highest personal and professional integrity, have demonstrated exceptional intelligence and judgment, have proven leadership skills, who are committed to the Company’s success, and have the ability to work effectively with our Chief Executive Officer and other members of our Board of Directors. Also, a nominee must possess skills, experience and expertise appropriate to best serve the long-term financial interests of our stockholders.

Our Board currently includes a group of individuals who have demonstrated success and leadership in a variety of fields and endeavors, with a broad diversity of experience, professions, skills, expertise, education, geographic representation and backgrounds. Importantly, the Board includes, and the Committee continues to seek, individuals with a diversity of opinions, personal experiences and perspectives, and believes our Board of Directors does, and should continue to, be comprised of persons who can contribute experience in public company board service and areas such as strategic planning, leadership of large, complex organizations, mergers and acquisitions, finance, risk management, customer service, consumer marketing, labor relations, human resources, leadership assessment and diversity, safety, investing, information technology and community service. The Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees.

Our Corporate Governance Guidelines specify that it is the Board’s objective that the Board be composed of individuals who have, among other things, a diversity of skills, expertise and perspective appropriate for the business and operation of the Company. The Committee believes that the backgrounds and qualifications of our directors provide a significant mix of those experiences, expertise and abilities. Once a year, the Committee evaluates the performance of the Board of Directors and Committees in an effort to facilitate the continuous improvement of the Board as well as to assess the specific qualifications, experiences and perspectives of future director candidates that would be most valuable and impactful to the Company’s success.

In accordance with NYSE listing standards, the Board of Directors ensures that at least a majority of our Board of Directors is independent under the NYSE definition of independence, and that the members of the Board of Directors, as a group, maintain the requisite qualifications under NYSE listing standards for populating the Audit, Compensation and Human Resources and Corporate Governance and Nominating Committees.

In 2011, the Corporate Governance and Nominating Committee retained Spencer Stuart, an executive search firm, for assistance in identifying and/or evaluating potential director nominees.

Any stockholder wishing to nominate a director candidate should submit in writing the candidate’s name, biographical information and business qualifications, and any other information as required by our Amended and Restated Bylaws, to Richard C. Kraemer, Chairman of the Corporate Governance and Nominating Committee, US Airways Group, Inc., 111 West Rio Salado Parkway, Tempe, Arizona 85281. All submissions must be accompanied by the written consent of the proposed nominee to be named as a nominee if nominated by the Corporate Governance and Nominating Committee and to serve as a director, if elected. Our Amended and Restated Bylaws require that written recommendations be received by us no sooner than 120 days and no later than 90 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. For the 2013 Annual Meeting of Stockholders, notice must be delivered no sooner than February 14, 2013, and no later than March 16, 2013. All qualified submissions are reviewed by the Committee at the next appropriate meeting. The Committee has a policy of considering candidates who are nominated by stockholders for membership to the Board of Directors in the same manner as candidates recommended by members of the Board of Directors.

The Finance Committee currently is comprised of four non-employee directors, Messrs. Lakefield (Chair), Baum and Hart, and Ms. Krongard. Mr. Baum is retiring as a director effective as of the Annual Meeting. The Finance Committee met six times in 2011. The Committee assists the Board of Directors through oversight of our financial affairs, and recommends to the Board financial policies and courses of action, including operating and capital budgets, to accommodate our goals and operating strategies. A copy of our Finance Committee charter is available on our website at www.usairways.com.

The Labor Committee currently is comprised of Messrs. Parker (Chair), Baum, Lakefield and Post. Mr. Baum is retiring as a director effective as of the Annual Meeting. The Labor Committee met five times in 2011. The Committee meets with representatives of our labor organizations to discuss ideas and concerns of the labor organizations. A copy of our Labor Committee charter is available on our website at www.usairways.com.

Board Leadership and Structure	We have combined the roles of Chairman of the Board of Directors and Chief Executive Officer because we believe that to be the most advantageous leadership structure for our Company and the structure which strikes the appropriate balance between effective and efficient Company leadership and oversight by non-management directors.

The leadership of our Board of Directors is the responsibility of our Chairman of the Board and Chief Executive Officer, W. Douglas Parker. In addition, Richard C. Kraemer, in his capacity as Chairman of the Corporate Governance and Nominating Committee, has responsibility for a number of leadership duties customarily held by a lead independent director, including: coordinating agendas for and presiding over regular meetings of the non-management directors of the Board; communicating with Mr. Parker following those executive sessions and facilitating other communications between the Board and Mr. Parker; coordinating the annual evaluation of the Board and its Committees and communicating the results of those evaluations; coordinating recommendations by the Corporate Governance and Nominating Committee for the assignment of directors to the Board’s Committees; discussing the nomination of each continuing director in advance of the end of that director’s term; and leading the effort to recruit new directors. We believe that this leadership structure is in the best interests of the Company and our stockholders.

We believe our current Board leadership structure is optimal for us because it demonstrates strong and experienced leadership to our stockholders, employees, customers and other stakeholders, with a single person setting the tone and having primary responsibility for managing our strategy and operations. Mr. Parker brings to the Company a comprehensive knowledge of the Company’s business, a unique combination of financial, marketing, human resources and labor relations expertise and leadership skills, mergers and acquisitions experience, nearly quarter century of experience in the airline industry, 16 years’ experience as a senior airline executive charged with developing and executing America West’s and the Company’s strategies, more than ten years of experience as the Chairman and Chief Executive Officer of America West and the Company, and prior service as a director of another large public company.

In his position as Chief Executive Officer, Mr. Parker has primary responsibility for the day-to-day operations of the Company and provides consistent leadership on the Company’s key strategic objectives. In his role as Chairman of the Board, he sets the strategic priorities for the Board, presides over its meetings and communicates its recommendations, decisions and guidance to the other members of senior management. The Board believes that the combination of these two roles with Mr. Parker provides consistent communication and coordination throughout the organization, an effective and efficient implementation of corporate strategy, and is important in unifying the Company’s employees behind a single vision. In addition, Mr. Parker is the most knowledgeable member of the Board regarding the Company’s business, challenges and the risks the Company faces, and in his role as Chairman, is able to most effectively facilitate the Board’s oversight of those matters.

The Board believes our combined leadership structure is appropriately balanced by the independence of all of our directors, other than Mr. Parker, our Chief Executive Officer, each of whom have significant experience as a director of the Company and working in leadership roles at public companies and other large, complex organizations; the four principal Committees of the Board, each of which is chaired by an independent director; and the role of Mr. Kraemer as Chairman of the Corporate Governance and Nominating Committee, who fulfills many of the responsibilities customarily held by a lead independent director.

Board Self-Evaluation	The Corporate Governance and Nominating Committee conducts an annual assessment of the performance of the Board of Directors, including Board Committees, and provides the results to the full Board for discussion. The purpose of the review is to increase the effectiveness of our Board of Directors as a whole and of each of our Committees. The assessment includes evaluation of the Board of Directors and each Committee’s contribution as a whole, specific areas in which the Board of Directors, the Committee and/or management believe better contributions could be made, and overall Board and Committee composition and makeup.

Code of Ethics	All of our employees, including our principal executive officer, our principal financial and accounting officer, and our directors are required by our Code of Business Conduct and Ethics, or Code of Ethics, to conduct our business in the highest legal and ethical manner. Our Code of Ethics meets the requirements of a “code of ethics” as defined by Item 406 of SEC Regulation S-K and the requirements of a code of business conduct and ethics under NYSE listing standards. The full text of our Code of Ethics is available on our website at www.usairways.com under the links “Company info” — “About US” — “Investor relations” — “Corporate governance.” We will also provide a copy of our Code of Ethics to stockholders, free of charge, upon request to our Corporate Secretary. We intend to post amendments to or waivers from the Code of Ethics as required by applicable SEC and NYSE rules at this location on our website.

Our employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethics. The Audit Committee has established procedures to receive, retain and address complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of related concerns.

Board of Directors Role in Risk Oversight	Our Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and to enhance stockholder value. A fundamental part of risk management is not only understanding the risks the Company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. Management is responsible for establishing our business strategy, identifying and assessing the related risks and establishing appropriate risk management practices. Our Board of Directors, either directly or through one or more of its Committees, reviews our business strategy and management’s assessment of the related risk, and discusses with management the appropriate level of risk for the Company. We have not established a separate risk committee because our Board believes that the most significant risks faced by our company (e.g., general economic conditions, fuel prices and the industry competitive environment) are most properly addressed by the full Board.

The Board administers its risk oversight function and meets with management at least five times per year to receive updates with respect to our operations, business strategies and the monitoring of related risks. As an element of this function, in 2011 the Board supervised the preparation of a comprehensive risk study which was prepared to help mitigate enterprise wide risk and enhance risk management. The study will be updated periodically as appropriate to assist the Board’s continuing oversight of risk management. Our Executive Vice President - Corporate and Government Affairs is tasked with coordinating and supporting the Board’s and the Committee’s oversight of risk management generally. In respect of certain issues, the Board also oversees directly or delegates oversight to Board Committees, and is supported by other members of senior management, in respect of selected elements of risk:

• The Board directly oversees the management of several important risks faced by the Company including risks associated with the day-to-day operation of the airline and the interruption of airline service, airline market perception, revenue production, the Company’s information technology systems, political developments and industry regulation, environmental compliance and labor issues and costs.

• Our Audit Committee oversees financial risk exposures, including monitoring the integrity of the financial statements, internal controls over financial reporting, and the independence of the independent auditor of the Company, and meets at least five times per year with our internal auditors, independent auditors, Chief Financial Officer, Vice President and Controller, and legal advisors. The Audit Committee receives regular risk and internal controls assessment reports from the Company’s independent auditors and internal auditors. The Audit Committee also assists the Board of Directors in fulfilling its oversight responsibility with respect to legal exposures and compliance with regulatory matters related to the preparation of the Company’s financial statements. The Audit Committee also monitors our whistleblower hot line with respect to financial reporting matters.

• Our Finance Committee oversees financial, credit, debt covenant, liquidity and fuel price risk by working with our finance and treasury functions to evaluate elements of financial risk, monitor debt covenant compliance and advise on financial strategy, capital structure, long-term liquidity needs and the implementation of risk mitigation strategies. Our Chief Financial Officer and Treasurer meet five times per year with our Finance Committee to discuss and advise on elements of these risks.

• Our Corporate Governance and Nominating Committee oversees governance related risks by working with our Chief Executive Officer, Executive Vice President - Corporate and Government Affairs and outside counsel to establish corporate governance guidelines applicable to the Company, including recommendations regarding director nominees, the determination of director independence, Board leadership structure and membership on Board Committees. The Corporate Governance and Nominating Committee meets five times a year with those executives to monitor and advise regarding those risks.

• Our Compensation and Human Resources Committee oversees risk management by participating in the creation of, and approving, compensation structures that create incentives that encourage a level of risk-taking behavior consistent with the Company’s business strategy as is further described in “Risk Assessment with Respect to Compensation Practices” below. The Compensation and Human Resources Committee also works with our Chief Executive Officer and Executive Vice President - People, Communications and Public Affairs to oversee risks associated with the retention of the Company’s most senior executives. The Committee meets five times a year with those executives to monitor and advise regarding those risks.

Risk Assessment with Respect to Compensation Practices	Our management and the Compensation and Human Resources Committee have reviewed the Company’s compensation policies and practices for our employees as they relate to our risk management and, based upon these reviews, we believe that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on the Company in the future. Our basis for this conclusion includes that our compensation programs, and especially our executive compensation programs, are designed to include the following features:

• Compensation payments are subject to maximums or guidelines as contrasted with purely discretionary pay-out decisions. While our annual cash incentive program and annual equity grants do include an individual modifier component, those are subject to maximums and can only be implemented upon approval by the Compensation and Human Resources Committee.

• Cash bonus and equity compensation plans contain defined, overlapping and concurrent performance or time based vesting periods which are intended to extend the measurement of pre-defined goals for long-term results versus short-term results.

• Our incentive compensation plans include a diverse and blended set of pre-established goals and metrics that focus on a variety of areas across the Company, including financial, operational (for employees who are not executive officers), total shareholder return and the achievement of individual goals. In addition, the goals established in our executive compensation programs are not subject to mid-period adjustment. Our all-employee incentive compensation program is also not subject to mid-year adjustment.

• While the Company’s operational goals could drive significant short-term compensation for employees who are not executive officers, these are balanced by other programs that are designed to deliver longer-term compensation (for example, total shareholder return over a longer period of time and equity appreciation over a longer period of time). In addition, the Company’s achievement of operational goals to the detriment of financials goals is intended to be avoided by more heavily weighting senior (non-executive) compensation to financial goal achievement and equity-linked compensation; executive officers do not have short-term compensation linked to operational goals.

• Incentive compensation payments or awards are made at a reasonable period after the end of the performance period, and routinely at the same time each year.

• Actual Company performance results are reviewed and verified by a variety of departments (including finance, human resources, internal audit and legal) and are also reviewed by the Company’s external advisors. These results are reported to the Compensation and Human Resources Committee, the Audit Committee and the Board of Directors.

• We have in place a “claw-back” policy in accordance with the Sarbanes-Oxley Act, and plan to further amend that policy to comply with the requirements of the Dodd-Frank Act upon the SEC’s completion of the rulemaking process required by the statute.

• We have in place stock ownership guidelines for members of our Board of Directors and for our named executive officers.

• We have in place a policy that prohibits trading activity in our stock by employees deemed improperly risky, including short-term trading, short sales, trading in publicly-traded options and hedging transactions.

• There is no individual business unit within the Company that carries a significant portion of the Company’s risk profile or which has compensation that is structured differently than other business units within the Company.

For a discussion of the principles underlying our compensation policies of our executive officers who are named in the “Summary Compensation Table,” see “Compensation Discussion and Analysis,” which is incorporated by reference herein.

Annual Meeting Attendance	All of our directors attended the 2011 Annual Meeting of Stockholders held on June 9, 2011. We do not have a policy regarding our directors’ attendance at our Annual Meetings.

Communications with the Board and Non-Management Directors	Stockholders and other interested parties may communicate directly with any of our senior management, the members of the Board of Directors or any Chairman of a Board Committee, including Richard C. Kraemer, the Chairman of our Corporate Governance and Nominating Committee, by writing directly to those individuals at our principal executive office at 111 West Rio Salado Parkway, Tempe, Arizona 85281. Stockholder communications related to director candidate recommendations should be directed to Mr. Kraemer. In addition, any concerns related to our financial or accounting practices may be communicated directly to George M. Philip, the Chairman of the Audit Committee, at the same address.

DIRECTOR COMPENSATION

The table below sets forth information regarding compensation paid to our non-employee directors in 2011. The compensation elements are described in the narrative following the table.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	All Other Compensation ($) (3)	Total ($)
Herbert M. Baum	39,000	60,000	10,840	109,840
Matthew J. Hart	48,000	60,000	30,044	138,044
Richard C. Kraemer	52,000	60,000	31,402	143,402
Cheryl G. Krongard	37,000	60,000	9,109	106,109
Bruce R. Lakefield	41,000	60,000	10,423	111,423
Denise M. O’Leary	39,000	60,000	16,962	115,962
George M. Philip	52,000	60,000	4,506	116,506
William J. Post (4)	11,000	0	2,141	13,141
J. Steven Whisler (5)	39,000	60,000	8,092	107,092

(1)	The aggregate number of option awards outstanding at December 31, 2011 for each of the directors was as follows:

Name	Options
Herbert M. Baum	24,750
Matthew J. Hart	7,906
Richard C. Kraemer	24,750
Cheryl G. Krongard	8,250
Bruce R. Lakefield	8,250
Denise M. O’Leary	24,750
George M. Philip	8,250
William J. Post	0
J. Steven Whisler	24,750

(2)	Amounts in this column represent the aggregate grant date fair value, as calculated in accordance with Statement of Financial Accounting Standard Board Accounting Standards Codification Topic 718, “Compensation — Stock Compensation,” or ASC Topic 718, of fully vested share awards granted in 2011. The grant date fair value, as calculated in accordance with ASC Topic 718, of fully vested share awards is equal to the closing price of US Airways Group common stock on the date of grant.

(3)	Includes the value of travel benefits received in 2011, tax gross up amounts received in 2011 for travel benefits used in 2010 and insurance premiums paid under the charitable contribution program described below as follows:

Name	Travel Benefits	Tax Gross-Up	Insurance Premiums
Herbert M. Baum	$2,143	$2,457	$6,240
Matthew J. Hart	$3,137	$2,783	$24,124
Richard C. Kraemer	$11,321	$8,065	$12,016
Cheryl G. Krongard	$4,062	$5,047	$0
Bruce R. Lakefield	$6,403	$4,020	$0
Denise M. O’Leary	$10,175	$2,821	$3,966
George M. Philip	$2,136	$2,370	$0
William J. Post	$2,141	$0	$0
J. Steven Whisler	$2,311	$1,815	$3,966

(4)	Mr. Post was appointed as a member of the Board of Directors on September 6, 2011.

(5)	Mr. Whisler resigned as a member of the Board of Directors effective December 31, 2011.

Board of Director Fees	Non-employee directors of US Airways Group are paid an annual retainer of $20,000 in cash in four quarterly payments, plus $1,000 for each Board or committee meeting attended in person or by telephone. In addition, non-employee directors who serve as committee chairs, other than the audit committee, receive an additional annual retainer of $4,000. The audit committee chair receives an additional annual retainer of

$10,000. Non-employee directors are also reimbursed for their reasonable out-of-pocket expenses incurred in connection with Company business. Because he is an employee of the Company, Mr. Parker, our Chairman of the Board and Chief Executive Officer, receives no directors’ fees and does not participate in any other elements of our director compensation programs (other than the Directors’ Charitable Contribution Program described below).

Equity Compensation Awards	Our policy provides that each incumbent non-employee director receives, subject to the discretion of the Board, an annual equity award of fully vested shares of common stock following each annual meeting of stockholders, with such shares having an aggregate fair market value on the date of grant of $60,000, rounded down to the next whole number of shares. The Committee believes that by granting shares of the Company’s common stock in a fixed dollar amount of equity compensation, and maintaining requirements for ownership of equity by our directors, the equity component of our directors’ compensation is consistent with current best practices aligned with the interests of our stockholders and competitive with other airlines and public companies with similar size to allow us to most effectively retain and recruit qualified Board members.

Travel Benefits	Our non-employee directors and their immediate family members, including dependent children, are provided free transportation on US Airways and US Airways Express, along with reimbursement for federal and state income taxes in connection with that travel. Each non-employee director is responsible for reimbursing our company for any international taxes and fees US Airways is required to pay related to international travel. Non-employee directors are also granted 12 round-trip or 24 one-way passes each year for free transportation on US Airways and US Airways Express (along with reimbursement of related taxes) that they may distribute to non-eligible family and non-family members, and have access to our lounges in various airports.

Upon separation of service, our non-employee directors continue to receive the same travel benefits for a period of five years, if they served at least two years on the Board, or for their lifetime, if they served at least seven years on the Board. These post-separation travel benefits, however, do not include reimbursement for federal and state income taxes in connection with the travel. In addition, the post-separation travel benefits are suspended as to a former director if, and for such time as, such former director is an employee, director, 10% or more stockholder of, or partner in, or a consultant to, any other airline.

Stock Ownership Guidelines	Each non-employee director who was serving in June 2008 (all current directors other than Mr. Post) is required to retain, until his or her completion of service with our Board, a number of shares of our common stock equal to at least 50% of the cumulative shares of common stock granted to that director pursuant to the annual equity award granted between June 2008 and September 2010. Similarly, Mr. Post and any other new non-employee director will be required to retain at least 50% of the cumulative shares of common stock granted to that director pursuant to the annual equity award granted in his or her first three years of service.

Directors’ Charitable Contribution Program	America West in 1994 established the America West Directors’ Charitable Contribution Program under which all directors of America West were invited to participate. This program was discontinued for new directors following the merger between America West and US Airways in 2005. Under the Charitable Contribution Program, upon the death of a participant, America West (or its successor) is required to donate $1 million to one or more qualifying charitable organizations chosen by the participant. All participants serving as directors of America West at the time of the merger became vested in the Charitable Contribution Program, and the Charitable Contribution Program may not be terminated with respect to these individuals. Current directors who are participants in the Charitable Contribution Program include: Ms. O’Leary and Messrs. Baum, Hart, Kraemer and Parker. The charitable contributions will be substantially funded by life insurance proceeds from policies maintained by us on the lives of the participants. Under the terms of the Charitable Contribution Program, America West was allowed to place joint life insurance on two directors. The life insurance policies currently in place under the Charitable Contribution Program are structured as joint policies on the lives of two directors and the insurance benefits are payable at the death of the last survivor. Individual directors derive no direct financial benefit from the Charitable Contribution Program because all insurance proceeds are to be paid and all tax deductions for the charitable contributions accrue solely to us.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Relationships and Related Party Transactions	Other than compensation and other arrangements described under “Director Compensation,” “Executive Compensation” and as set forth below, since January 1, 2011, there was not, nor is there currently planned, any transaction or series of similar transactions to which we were or will be a party (a) in which the amount involved exceeded or will exceed $120,000, and (b) in which any director, nominee, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

We have entered into indemnity agreements with our officers and directors that provide, among other things, that we will indemnify each such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings in which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of US Airways Group or its subsidiaries.

Policies and Procedures For Review and Approval of Related Person Transactions	We believe that business decisions and actions taken by our officers, directors and employees should be based on the best interests of US Airways Group, and must not be motivated by personal considerations or relationships. We attempt to analyze all transactions in which US Airways Group participates and in which a related person may have a direct or indirect material interest, both due to the potential for a conflict of interest and to determine whether disclosure of the transaction is required under applicable SEC rules and regulations.

Related persons include any of our directors or executive officers, certain of our stockholders and immediate family members of any of the above persons. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with the interests of US Airways Group. Our Code of Ethics requires all employees, including our principal executive officer, principal financial officer and principal accounting officer, and our directors, who may have a potential or apparent conflict of interest to fully disclose all the relevant facts to either a personnel supervisor, if applicable, to the Compliance Officer or to the Executive Vice President - Corporate and Government Affairs. Once a personnel supervisor, the Compliance Officer or the Executive Vice President - Corporate and Government Affairs receives notice of a conflict of interest, they will report the relevant facts to our internal auditors. The internal auditors will then consult with the Audit Committee and a determination will be made as to whether the activity is permissible. The full text of our Code of Ethics is available on our website at www.usairways.com under the links “Company info” — “About US” — “Investor relations” — ”Corporate governance.”

In addition to the reporting requirements under the Code of Ethics, each year our directors and officers complete Directors’ and Officers’ Questionnaires identifying the transactions with us in which the officer or director or their family members have an interest, if any. A list is then maintained by us of all companies known to us that are affiliated with a related person. Any potential transactions with such companies or other related person transactions are reviewed by our Executive Vice President - Corporate and Government Affairs and brought to the attention of the Audit Committee as appropriate. Our Audit Committee is responsible for reviewing and approving all material transactions with any related party.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee has reviewed and discussed with our management our audited consolidated financial statements for the fiscal year ended December 31, 2011, or Audited Financial Statements.

The Audit Committee has discussed with KPMG LLP, our independent registered public accounting firm for the fiscal year ending December 31, 2011, the matters required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61, “Communication with Audit Committees” and Rule 2-07 of Regulation S-X, “Communication with Audit Committees.”

The Audit Committee has received the written disclosures and the letter from KPMG LLP regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee that might bear on the firm’s independence, and has discussed with KPMG LLP its independence and has considered the compatibility of the non-audit services provided by KPMG LLP with respect to maintenance of that independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the Audited Financial Statements be included in our Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the SEC.

Respectfully submitted,

Audit Committee

George M. Philip (Chair)

Matthew J. Hart

Richard C. Kraemer

Denise M. O’Leary

This report of the Audit Committee is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by us under the Securities Act or the Exchange Act.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis	This section discusses the principles underlying our compensation policies of our executive officers who are named in the “Summary Compensation Table.” Our “named executive officers” for 2011 are W. Douglas Parker, Chairman of the Board and Chief Executive Officer; J. Scott Kirby, President; Robert D. Isom, Jr., Executive Vice President and Chief Operating Officer; Stephen L. Johnson, Executive Vice President - Corporate and Government Affairs; and Derek J. Kerr, Executive Vice President and Chief Financial Officer.

Our compensation strategy is designed to provide a total compensation package that will not only attract and retain high-caliber executive officers and employees, but one that will also align employee contributions with our corporate objectives and stockholder interests. Our compensation programs are designed to be flexible and complementary and to collectively meet the compensation objectives discussed below.

Summary	Significant 2011 Business Results and Actions. 2011 marked our second consecutive year of profitability notwithstanding a $1.3 billion (10% of our revenue, or margin points) year-over-year increase in fuel costs (from $3.2 billion in 2010 to $4.5 billion in 2011) and an environment of uncertain economic conditions. By countering these pressures with outstanding revenue and operating performance and careful management of our costs, we achieved the following results:

• Our total revenues were $13.1 billion, up 10% from $11.9 billion in 2010.

•     We achieved six first place Department of Transportation (“DOT”) baggage handling rankings in 2011 and one first place DOT on-time performance ranking among the large network hub-and-spoke airlines. In addition, in April 2011, we received a first place ranking among the large network airlines in the annual Airline Quality Report published by teams of researchers at Wichita State University and Purdue University. We finished the year with outstanding operational performance, including our best December and fourth quarter on-time, completion factor and baggage handling performance, as those are measured and reported by the DOT. Our efforts and resources are focused on maintaining our performance at these levels.

•     Our cost performance was also among the best in the airline industry; US Airways’ mainline unit costs increased less than 0.1%. This metric consists of operating costs per available seat mile (“CASM”) excluding fuel and special items.

•     We reported a net profit of $111 million excluding special items for fiscal year 2011. The $336 million decline in profitability from 2010, when we reported a net profit of $447 million excluding special items, was principally due to the $1.3 billion increase in fuel costs in 2011.

For a reconciliation of the non-GAAP net income and unit cost metrics discussed above to GAAP financial measures, see our Current Report on Form 8-K filed on January 25, 2012.

Executive Compensation and Our Cost Advantage. Consistent with our focus on maintaining a cost advantage versus our principal competitors, in 2011 we paid total compensation to our named executive officers that was well below that of the other large network airlines. For instance, for 2011, total direct compensation for our CEO, as reported in the Summary Compensation Table, was the lowest of, and 37% below the average for, the other large network airlines (using 2010 proxy compensation data reported in 2011 for American Airlines, Delta Air Lines and United Airlines).

Continued Commitment to Pay-for-Performance. We believe a significant portion of our executives’ compensation should be variable and at risk and tied directly to our measurable performance. Consistent with this focus, the largest portion of our executives’ compensation is in the form of variable cash and long-term equity incentives. For 2011, 88% of the Chief Executive Officer’s target total compensation was variable (pay elements other than fixed base pay) and dependent on company results. Of the variable amount, 83% (or 73% of target total compensation) was tied to increasing long-term stockholder value by directly linking compensation to total shareholder return or increased share price. For our other named executive officers, on average, 83% of their 2011 target compensation was comprised of variable pay. As a result, the compensation ultimately realized by our named executive officers will be significantly determined by the Company’s financial performance and the performance of our stock and, therefore, very significantly aligned with the interests of our shareholders. For instance, as shown below in the “Total Realized Compensation Table,” in general, total realized compensation of our named executive officers over the 2009-2011 (oil price spike, recession) period was well below the compensation reported in the “Summary Compensation Table” (measured as required by SEC regulations). The primary difference between the two tables arises from the accounting value attributed to equity awards at grant in the Summary Compensation Table while the Total Realized Compensation Table shows the cash value actually realized by an executive officer exercising equity awards or having equity awards vest in a given year.

The Cost of Fuel in 2011 Resulted in Sharply Lower Cash Compensation. Notwithstanding the significant year-over-year improvements in revenue and our outstanding operating performance in 2011, the cash compensation received by our named executive officers for their service during 2011 was down sharply from 2010, largely driven by the dramatic year-over-year increase in the cost of fuel. Our 2011 annual incentive program payments were below target because payouts under that program are largely (80% in 2011) determined by pre-established pre-tax income goals that were not fully realized in large part because of a 10 margin point increase in the cost of fuel. The remaining 20% of the annual incentive program payments was determined by operational goals, which were partially achieved. As a result, our named executive officers received bonus payouts under the program at 32.1% below target. Also, no payouts were made under our 2009-2011 cash-based Long-Term Incentive Performance Program, which provides a cash incentive if we achieve a minimum threshold ranking for relative TSR over rolling three-year performance cycles as measured against a pre-defined competitive peer group.

Restoration of Equity Grants in 2011. As measured by SEC rules and regulations governing disclosure of compensation, the equity component of the compensation of our named executive officers increased in 2011. Following an extensive review by the Compensation and Human Resources Committee of compensation studies prepared by the Committee’s independent compensation consultants and on the heels of the second most profitable year in the Company’s history in 2010, in April of 2011, the Committee reinstated equity grant levels originally adopted for our officers in 2007. Equity grants made in 2008, 2009 and 2010 had been reduced as the Company weathered the oil price spike in 2008 and the recession of 2009 and early 2010. However, in 2011, the Committee concluded that the increase in value of annual equity grants to more competitive levels as compared to other airlines and companies of our size was necessary to maximize the Company’s ability to retain key officers, including the named executive officers. In evaluating those equity grants, the Committee specifically considered that the Company’s named executive officers earned total compensation significantly less than those of the Company’s principal competitors and that the potential realization of compensation from those awards is dependent on the performance of the Company’s equity.

Continued Commitment to Good Compensation Governance. The Company maintains several policies to ensure that our compensation policies are consistent with good governance standards. These include:

• ensuring named executive officers will not be entitled to guaranteed, non-performance-based bonuses;

•     ensuring our perquisites and other personal benefits do not constitute a significant portion of a named executive officer’s compensation and are consistent with customary senior executive benefits within the airline industry;

• a policy against entering into agreements with any current or future named executive officer that provides for home loss buyout relocation benefits; and

•     a policy against entering into new agreements with any named executive officer that contains tax gross-up provisions with respect to payments continent upon a change in control (subject to certain exceptions applicable to newly-hired executives).

In addition, unlike several of our airline competitors, we do not offer any defined benefit pension arrangement or nonqualified deferred compensation plans or arrangements to any of our executives, including the named executive officers. The Company discourages excessive risk-taking and prohibits executive officers from hedging Company stock. Also, to further align our compensation programs with leading practices, the Board implemented clawback provisions for all incentive compensation paid to the named executive officers, including payouts under our cash incentive programs and all equity awards, and implemented stock ownership guidelines that further align our named executive officers’ long-term interests with those of our stockholders. Management has conducted a comprehensive compensation risk assessment process, has discussed the process with the Company’s outside counsel and compensation consultant and has reported to the Committee that, in management’s opinion, the Company’s compensation programs do not create excessive risk-taking incentives that could have a material adverse effect on the Company.

2011 Stockholder Approval of our Executive Compensation	At our 2011 annual meeting of stockholders our stockholders voted, in non-binding advisory votes (i) to approve the compensation of our named executive officers (with an approval representing over 96% of the shares represented in person or by proxy at the meeting and entitled to vote) and (ii) in favor of having a non-binding stockholder vote on executive compensation once every year. The Committee reviewed the result of the stockholders’ advisory vote on executive compensation and in light of the approval by a substantial majority of our stockholders, did not implement changes to our executive compensation programs as a result of the vote. The Committee will continue to endeavor to ensure that management’s interests are aligned with those of our stockholders and support long-term value creation.

Total Realized Compensation	The Total Realized Compensation Table below shows the compensation actually realized by our named executive officers in each of the last three years. This information is not intended as, nor should it be considered as, a substitute for the Summary Compensation Table required by SEC regulations. The primary difference between the two tables arises from the accounting value attributed to equity awards at grant in the Summary Compensation Table while the Total Realized Compensation Table below shows the cash value actually realized by an executive officer exercising equity awards or having equity awards vest in a given year.

Total Realized Compensation Table (1)

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compen- sation ($)	Total Realized Compen- sation ($)	Total Compen- sation as Reported in SCT ($) (3)	Difference Between Realized Compensation and Reported Compensation ($)
W. Douglas Parker	2011	550,000	0	136,242	0	466,813	63,915	1,216,970	3,824,762	(2,607,792)
Chairman of the Board and	2010	550,000	0	185,489	0	987,800	100,762	1,824,051	2,757,981	(933,930)
Chief Executive Officer	2009	550,000	0	242,917	0	429,000	61,877	1,283,794	2,578,501	(1,294,707)
J. Scott Kirby	2011	519,415	0	94,510	0	392,347	24,002	1,030,274	2,856,791	(1,826,517)
President	2010	510,000	0	129,044	0	775,200	30,772	1,445,016	2,092,579	(647,563)
	2009	510,000	0	102,427	0	318,240	36,870	967,537	1,931,848	(964,311)
Robert D. Isom, Jr.	2011	458,308	0	70,372	0	314,717	34,372	877,769	1,899,304	(1,021,535)
Executive Vice President	2010	450,000	0	181,187	1,222,020	684,000	42,991	2,580,198	1,754,480	825,718
and Chief Operating Officer	2009	450,000	0	70,104	0	280,800	482,124	1,283,028	2,006,186	(723,158)
Stephen L. Johnson	2011	432,846	0	0	0	297,232	34,476	764,554	1,856,461	(1,091,907)
Executive Vice President -	2010	425,000	0	0	0	1,150,688	35,919	1,611,607	2,189,096	(577,489)
Corporate & Gov’t Affairs	2009	318,750	100,000	0	0	198,900	20,230	637,880	1,417,263	(779,383)
Derek J. Kerr	2011	407,385	0	50,779	0	319,748	26,951	804,863	1,845,991	(1,041,128)
Executive Vice President	2010	388,750	0	42,475	1,259,980	608,000	28,700	2,327,905	1,602,939	724,966
and Chief Financial Officer	2009	370,234	0	25,320	0	227,399	36,531	659,484	1,608,063	(948,579)

(1)	Total realized compensation represents the value realized from the exercise of SARs and the vesting of RSUs (as reflected in the “Option Exercises and Stock Vested” table).

(2)	Consists of payments under our annual incentive program other than with respect to Mr. Johnson for 2010 for which the total reported consists of $646,000 for payments under the annual incentive program and $504,688 for performance under an individual performance period under our long-term incentive performance program.

(3)	Reflects total compensation as reported in the Summary Compensation Table in accordance with SEC regulations.

Determination of Compensation	Role of Our Compensation Committee in Compensation Decisions. The Committee administers our compensation program for all officers, including the named executive officers. The Committee is comprised of five independent directors, each of whom is a “non-employee director” under Rule 16b-3 of the Exchange Act and an “Outside Director” for purposes of Section 162(m) of the Internal Revenue Code. The Committee’s overarching goal is to create executive compensation programs that align management and stockholder interests over the long-term and that allow the Company to recruit and retain a highly capable management team. The Committee considers management input on its executive compensation programs but relies on its outside consultant, Towers Watson, for perspective and leading practice guidance. Towers Watson also provides leading practice data for the airline industry and Fortune 500 companies generally.

Some of the elements we consider when designing our compensation policies include attrition, diversity and executive development needs. Management also will from time to time bring matters to our attention that might require alterations to our compensation policies, especially when they have identified specific areas that require additional executive talent or unique executive skills that our company may not currently have in place.

Use of Compensation Consultants. The Committee engaged Watson Wyatt Worldwide in 2007 as its independent compensation consultant to assist in administering our executive compensation program. Since that time, Watson Wyatt has provided compensation counsel and helped establish performance metrics for our annual and long-term incentive programs. In 2010, Watson Wyatt Worldwide merged with Towers Perrin to become Towers Watson, and since that time they have continued to work for the Committee in this role.

Towers Watson assists the Company by comparing specific elements of our compensation programs to other airlines, including American Airlines, Delta Air Lines, Southwest Airlines and United Airlines, as well as to other broader market data covering companies of similar size (generally between $10 billion and $15 billion in revenue). We believe it is relevant to review compensation programs at other airlines because we compete with them for executive talent, as well as to review broader market data as our executives’ skills are transferable to other industries. The Committee has sole authority with regard to the decision to retain Towers Watson and while Towers Watson interacts with our management from time to time in order to best coordinate with and deliver services to the Committee, Towers Watson ultimately reports directly to the Committee with respect to its executive compensation consulting advice. The total annual expense for the executive compensation advising services provided by Towers Watson to the Committee during 2011 was approximately $133,000.

Management also engages Towers Watson to perform actuarial and benefit valuation services for the Company that are not part of the executive compensation services provided to the Committee. The Company uses Towers Watson as its actuary to measure certain obligations for self-insured employee long-term disability, workers compensation claims and employee postretirement medical benefits for financial reporting purposes. Additionally, the Company uses Towers Watson as its actuary to measure the Company’s obligations related to a defined benefit pension plan covering certain Canadian employees. The total annual expense for this work during 2011 was approximately $311,000. To further strengthen the independence of the work being performed for the Committee and for the Company there is separation between the personnel at Towers Watson that provides both of these services. The work conducted for management is generally provided by personnel at Towers Watson’s Calgary and Philadelphia offices while the services provided to the Committee are provided by personnel in their Chicago and Los Angeles offices.

Compensation Policies and Objectives	Our compensation programs should motivate the management team to maximize stockholder value over time without creating unnecessary or excessive risk-taking that would have a material adverse effect on the Company. We attempt to accomplish this by creating compensation programs that are designed to:

	•	attract and retain high-quality, results-oriented leaders from within and outside of the airline industry;

	•	align the interests of our leadership team and our stockholders through stock-based compensation, as well as annual and long-term performance incentive awards;

	•	reward executives for achieving strategic, operational and financial goals that are consistent with stockholder interests;

	•	increase variable compensation as management responsibilities increase; and

	•	provide a total compensation package that recognizes both individual and corporate performance.

Our philosophy centers on creating a total compensation program that is competitive with the airline industry and general industry, but that recognizes the smaller size, scope and breadth (and the consequent weaker profitability) of our network versus other network peer airlines. We have discussed maintaining total direct compensation levels for the CEO and our named executive officers that are below our network peers, which include American Airlines, Delta Air Lines and United Airlines, but that does not fall so behind those airlines that we risk key executive attrition. Some of the data we considered during our discussions on retention focused on total direct compensation and how that amount compares to executive compensation at our network peers. For 2011, total direct compensation for our CEO, as reported in the Summary Compensation Table, was the lowest of, and 37% below the average for, the other large network airlines (using 2010 proxy compensation data reported in 2011 for American Airlines, Delta Air Lines and United Airlines).

Executive Compensation Mix with an Emphasis on Performance-Based Pay

Our executive compensation structure includes fixed and performance-based pay. Specifically, our executive compensation consists of:

1.      a base salary paid in cash;

2.      an annual incentive program paid in cash;

3.      a long-term incentive performance program paid in cash but calculated based on the relative performance of our share price;

4.      stock-based compensation; and

5.      other employee benefits that the Committee has determined to be prevalent in the airline industry.

Our overarching goal is to align executive and stockholder interests, so our executive compensation programs emphasize pay for performance (such that compensation is paid only if we meet pre-determined performance targets) and equity-based compensation tied to our stock performance. For 2011, 88% of the Chief Executive Officer’s target total compensation was variable (pay elements other than fixed base pay) and dependent on company results. Of the variable amount, 83% (or 73% of target total compensation) was tied to increasing long-term stockholder value by directly linking compensation to total shareholder return or increased share price.

Salaries, annual incentive at target and long-term incentives at target are each designed to provide on a combined basis a level of total cash compensation that ensures we are competitive with other major airlines and reflects the relative responsibilities of our executives.

Base Salary	Base salaries provide fixed compensation that focuses on rewarding an executive’s scope of responsibility, competence and performance. When setting base salaries, we consider the following:

• the executive’s level of responsibility, experience and officer status;

• the range of salaries for the particular level of executive in relation to that of the CEO;

• levels of market salaries among general industry and aviation industry; and

• our evaluation of the executive’s performance over time.

While our goal is to establish competitive base salaries, we are more focused on establishing a culture where creating value for our stockholders is always at the forefront of our leadership team’s decision-making. Over time, we have reduced the emphasis on fixed compensation by establishing competitive base salaries that allow us to recruit from other network carriers and general industry, but that also establishes a heavier weighting towards pay-for-performance components.

For the first time in several years, each of our named executive officers, other than our Chief Executive Officer, received merit-based increases of 3% of their base salaries. This increase was comparable to percentage increases received by our other non-unionized work groups in 2011. In 2009 and 2010, the executive officers did not receive merit increases in large part due to the financial position of the Company and the volatile economic environment the Company experienced. At his own request, our Chief Executive Officer continues to receive a base salary that has remained the same since he first took his position in September 2001. That base salary is $550,000. The base salaries earned by all of our named executive officers during 2011 are set forth in the “Summary Compensation Table” below.

Annual Incentive Program	Overview. Our executive officers and other key salaried employees have the opportunity to earn annual cash incentive awards under an annual incentive program if annual corporate goals are achieved and individual performance is consistent with predetermined performance criteria. Annual incentives also provide us with a retention tool as employees in most cases generally must remain employed through the payment date in order to receive payment of any potential annual incentive program awards. For fiscal year 2011, our annual incentive program is referred to as our 2011 Annual Incentive Program (“AIP”).

The AIP used pre-established financial and operational goals to drive results. In designing the performance criteria for the AIP, the Committee focused on establishing incentives designed to continue driving improved operational and financial performance so that, over the long-term, the Company’s share price would ultimately reflect these positive results. The weighting of the financial and operational goals is more heavily tied to the achievement of financial goals as an executive’s responsibilities increase. In 2011, for each of our named executive officers, the weighting for achieving the established financial goal was 80%, while the weighting for achieving the established operational goals was 20%. Our 2012 Annual Incentive Program is substantially similar to the AIP, except that bonus determinations for named executive officers will be made 100% based on financial goals.

The Committee established a corporate financial performance goal for the AIP of pre-tax net income excluding special items and profit sharing programs. The Committee also established four operational performance targets based on absolute measurement of cost management and relative measurements of mainline on-time flight performance, baggage handling and customer complaints. The three relative operational goals are key customer service metrics measured and reported by the U.S. Department of Transportation, or DOT, while the cost management goal is considered an important indicator of financial performance that is subject to the control of our management team. For 2011, each of the four operational goals carried equal weighting of 25% of the overall operational performance goals. Relative performance under each of these operational targets was measured based on the number of months US Airways ranked first as determined by the DOT versus the following peer group of network airlines: American Airlines, Continental Airlines, Delta Air Lines and United Airlines. Cost management targets were established by using the forecasted budget for 2011, and designed to achieve improvements in operational performance within those budget commitments. For 2011, the threshold, target and maximum performance levels for the financial and operational metrics, as well as the corresponding annual incentive funding level, weighted in the manner described above, were as follows:

Financial Metric

	2011 Pre-Tax Income Excluding Special Items and Profit Sharing Programs	Funding Level (80% of Total)
Threshold	$0	0%
Target	$200 million	100%
Maximum	$400 million	200%

Operational Metrics

	On-Time Performance Months at #1 of 5	Funding Level (5% of Total)
Threshold	2	50%
Target	3	100%
Maximum	4	200%

	Baggage Handling Months at #1 of 5	Funding Level (5% of Total)
Threshold	2	50%
Target	3	100%
Maximum	4	200%

	Customer Complaints Months at #1 of 5	Funding Level (5% of Total)
Threshold	2	50%
Target	3	100%
Maximum	4	200%

	2011 CASM ex Fuel, Profit Sharing and Special Items	Funding Level (5% of Total)
Threshold	9.63 cts	0%
Target	9.35 cts	100%
Maximum	9.07 cts	200%

Any performance falling between threshold, target and maximum levels would result in a pro rata adjustment of funding level based on straight-line interpolation. Also in January 2011, the Committee, after engaging in a review of compensation programs utilized by our network peer airlines and the airline industry in general, established the following target payout levels for the AIP.

Named Executive Officer	2011 Target Payout Level as a Percentage of Base Salary
W. Douglas Parker	125%
J. Scott Kirby	110%
Robert D. Isom, Jr.	100%
Derek J. Kerr	100%
Stephen L. Johnson	100%

Annual Incentive Program Results. In 2011, the Company achieved 67.1% of the 2011 target performance for the AIP’s financial metric. The decline in profitability from 2010 was principally due to the increase in fuel costs in 2011.

Operationally, the Company also had a good year by achieving a number one ranking in the DOT measurements of on-time performance, baggage handling and customer complaints seven times during 2011.

Under the AIP, the Company exceeded threshold on one of the operational metrics, exceeded the maximum goal for one of the operational metrics, and did not hit the threshold for the two remaining operational metrics.

•     The Company’s 2011 on-time performance of 79.8% reflected an 11.1 point improvement since 2007, but a 3.2 point decrease over 2010 due in large part to a pilot job action campaign, adverse weather conditions including Hurricane Irene and runway construction at our largest hub in Charlotte, North Carolina.

•       Our 2011 mishandled baggage rate of 2.70 was an improvement of 68.1% from 2007, but was 5.5% worse than 2010 due in large part to the consequences of a pilot job action campaign, adverse weather conditions including Hurricane Irene and runway construction at our largest hub in Charlotte, North Carolina.

•       As our reliability has improved over the past four years, customer complaints have decreased as well. Of every 100,000 customers that flew with us in 2011, only 1.91 complained directly to the DOT, which was an improvement of 39.6% from 2007. Our rate of customer complaints increased from 2010 primarily due to a more concerted effort by the DOT to encourage customer feedback directly.

In 2011, our unit costs excluding fuel, profit sharing accruals and special items totaled 9.39 cents. The following table summarizes our actual performance results relative to each performance goal:

Performance Goal	2011 Target Performance Goal	Actual Performance	Funding Level
2011 Pre-Tax Income Excluding Special Items and Profit Sharing Programs (1)	$200 million	$134 million	67.1%
On-time Performance	Months at #1 of 5 among Network Competitors	1	0
Baggage-Handling	Months at #1 of 5 among Network Competitors	6	200%
Customer Complaints	Months at #1 of 5 among Network Competitors	0	0
Cost Management (CASM, excluding fuel, profit sharing accruals and special items) (2)	9.35 cents	9.39 cents	85.7%

(1)	Represents pre-tax income for the year ended December 31, 2011 excluding special items (as detailed in our Current Report on Form 8-K filed on January 25, 2012) and profit sharing programs.
(2)	For a reconciliation of non-GAAP to GAAP financial measures, see our Current Report on Form 8-K filed on January 25, 2012.

Based on the weighted average of the funding levels as described above, and subject to the discretion of the Committee, each named executive officer was entitled to receive 67.9% of his respective target annual cash incentive amount. Each of the named executive officer’s received bonus payouts at 67.9% of target levels. Mr. Kerr received an additional bonus of $40,000 due to extraordinary performance by our treasury group in executing successful financing transactions.

Long-Term Incentive Performance Program	Overview. We have a cash-based long-term incentive performance program to focus the management team’s efforts on stockholder return over a multi-year period. This program motivates executives to achieve long-term strategic goals consistent with stockholder interests and aligns the interests of management and stockholders by tying payment directly to our stock price performance relative to that of other airlines, a measure which represents tangible returns for stockholders. In addition, long-term incentives provide us with a valuable retention tool, as employees in most cases must remain employed through the payment date, generally three years after grant, in order to receive payment of their long-term incentive program awards. In limited cases, there are exceptions for termination of employment due to retirement, death or disability, as described under the section entitled “Potential Payments Upon Termination or Change in Control.”

The Long-Term Incentive Performance Program (“LTIPP”) provides a cash incentive if we achieve a minimum threshold ranking for relative “total stockholder return,” or “TSR,” over rolling three year performance cycles. The relative performance is ranked over the three year period against a pre-defined group of airlines. At the end of each performance cycle the amount of TSR, as calculated based on the price appreciation of our common stock and the amount of any dividends paid during the performance cycle, is compared against the TSR of these airlines. The price appreciation component of TSR for each company is calculated by taking the average of the daily closing prices over the three-month period before the measurement date. The Committee chose TSR as measured over a multi-year period as the performance measure for the LTIPP because it is a measure commonly used in the airline industry. Establishing multi-year cycles makes the program effective on a long-term basis because it accommodates the highly volatile and cyclical nature of our industry. Measuring TSR in relation to other airlines also encourages management to not only drive returns for our stockholders but also to outperform the other U.S.-based airlines. The LTIPPs for awards beginning in 2010 and 2011 are comprised of cash awards granted under the 2008 Plan. For performance periods commencing in 2012, cash awards will be granted under the 2011 Plan.

At the beginning of each LTIPP cycle, incentive awards are set as a percentage of base salary, with higher percentages payable for higher level executives. This structure was designed to further our compensation goal of increasing the relative amount of compensation at risk as management responsibilities increase, and by making a higher proportion of the total compensation for higher level executives contingent upon achieving stated long-term corporate goals. The Committee assigns a threshold, target and maximum performance goal. A certain percentage of base salary is paid upon achieving each goal, and straight-line interpolation is applied to determine payouts for performance that falls between threshold and target and between target and maximum. Payment is generally made in cash within 60 days after the end of the performance cycle, but in no event later than March 15th following the year in which the performance cycle ends. The Committee does not have discretion to increase or decrease the awards once a performance cycle has begun. However, the Compensation Committee may discretionarily determine special performance cycles other than the usual three-year periods beginning each January 1, if it deems that action appropriate.

Cycle Ended December 31, 2011. In early 2009, the Committee established a three-year performance cycle commencing on January 1, 2009 and ending on December 31, 2011, and, with the assistance and advice of Watson Wyatt, the Committee established TSR rankings in comparison with a group of publicly traded airlines, including AirTran Airways, Alaska Airlines, American Airlines, Continental Airlines, Delta Air Lines, Frontier Airlines, Hawaiian Airlines, JetBlue Airways, Southwest Airlines and United Airlines. These companies were chosen at the start of the cycle because at that time they reflected reasonable choices for potential investor capital. The Committee also set target payout levels for the 2009-2011 performance cycle, which would have been achieved at a TSR rank of 5 out of the 11 airlines at 125% of base salary at the Chief Executive Officer level, 115% of base salary at the President level, and 100% of base salary at the Executive Vice President level. US Airways’ TSR for the cycle ended December 31, 2011 did not achieve the threshold minimum and no payments were made under this program for those results.

Current Cycles. In 2011 there were two other cycles running under the LTIPP. The first cycle began January 1, 2010 and ends December 31, 2012 and the second began January 1, 2011 and ends December 31, 2013. For the cycle that began January 1, 2010 and ends December 31, 2012, US Airways’ TSR will be compared to nine airlines: AirTran, Alaska, American Airlines, Continental, Delta, Hawaiian Airlines, JetBlue, Southwest and United. For the cycle that began January 1, 2011 and ends December 31, 2013, US Airways’ TSR will be compared to the following airlines: AirTran, Alaska, American Airlines, Delta, Hawaiian Airlines, JetBlue, Southwest and United. To the extent one or more of these companies are no longer publicly traded due to industry consolidation (as is the case for Continental Airlines and AirTran Airways), then the TSR for that company is calculated by using a fixed exchange ratio equal to the ratio at which stock of the surviving company was exchanged at the time of consolidation (for example, Continental Airlines’ TSR is calculated using an exchange ratio of 1.05 the change in the TSR of United Airlines).

The following chart provides payment levels for the performance cycle beginning January 1, 2010 through December 31, 2012:

	Payout as a % of Base Salary
Our TSR Relative Rank	CEO	President	EVP
1-2 of 10 (Maximum)	200%	200%	175%
3 of 10	175%	171.67%	150%
4 of 10	150%	143.33%	125%
5 of 10 (Target)	125%	115%	100%
6 of 10	89.5%	82%	71.5%
7 of 10 (Threshold)	54%	49%	43%
8-10 of 10	0%	0%	0%

Although executives are generally required to remain employed through the payment date in order to receive payment of an LTIPP, there are exceptions for termination of employment due to retirement, death or disability, as described under the section entitled “Potential Payments Upon Termination or Change in Control.”

Stock-Based Compensation

A fourth component of our compensation programs consists of stock-based compensation. We make annual awards of stock-based compensation to focus key employees on our performance over time and to further link the interests of recipients and stockholders. The Committee believes that stock-based awards provide an appropriate incentive to employees to meet our long-term goal of maximizing stockholder value. Our insider trading policy prohibits executive officers from hedging the economic risk of security ownership, and our stock ownership guidelines help further align our compensation policies with stockholder interests.

The Committee determines the number of awards to be granted to an individual based upon a variety of factors, including:

• level of responsibility and job classification level;

• job performance;

• retention value; and

• the results of compensation analyses described earlier in this report.

Our equity grants generally consist of RSUs and SARs. These grants historically have been made under the US Airways Group, Inc. 2005 Equity Incentive Plan, or the 2005 Plan, and the 2008 Plan and commencing in 2012 will be made under the 2011 Plan. All three plans are long-term compensation plans that provide for the award of incentive stock options, nonstatutory stock options, SARs, stock purchase awards, stock incentive awards, stock unit awards, and other forms of equity compensation (including performance-based stock awards), as well as performance-based cash awards, to executives and other key salaried employees.

Vesting requirements are designed to increase retention and create incentives for the achievement of long-term strategic goals, as well as provide an incentive to create stockholder value over time since the full benefit of the SARs cannot be realized unless stock appreciation occurs over a number of years. In recent years, equity awards have been granted subject to a three-year vesting period. RSUs serve as a complementary retention tool to SARs and stock options, and may provide for dividend equivalents if so determined by the Committee. While we do not currently declare dividends, providing for dividend equivalents if and when dividends are declared better aligns the executive’s incentives with those of stockholders, who receive the actual dividend payment.

In April 2007, the Committee adopted an equity grant policy to standardize the timing, practices and procedures in granting equity awards. The policy provides that equity grants, other than new hire, promotion or special purpose grants, will be granted once per year at the second regularly scheduled meeting of the Committee or at a special meeting held for this purpose as close in time to the regularly scheduled meeting as possible. Our grants of equity compensation may also be affected by employment agreement provisions. Mr. Parker’s employment agreement provides that Mr. Parker will be granted equity-based awards commensurate with his status as our most senior executive officer, at the times when equity grants are made to other senior executive officers as a group. The Committee also establishes target of equity value to be granted each year to level of responsibility and job classification. For 2011, this included the objective of providing $2,694,000 of equity-based compensation to the Chief Executive Officer.

Because our base salary structure is low relative to our peer network airlines and to other industries, our target incentive opportunity and our target cash long-term incentive performance program opportunity (both of which are driven by multiples of base salary) are lower than our network peers and other industries. In April 2011, as part of our continued focus on performance-based compensation and after considering the total compensation of executives at peer network airlines, we determined to increase the amount of at-risk compensation for our executives to levels more in line with our network peers by increased equity grant opportunities.

To manage retention risk and increase focus on total shareholder returns while keeping fixed cash compensation flat, we determined to increase the amount of target equity grants for our executives. As a comparison, the Committee, with the assistance of the Company’s compensation consultants, studied 2009 total compensation data for several network peers and 2011 targeted data for one other network peer. Targeting levels below these amounts ensured that our executive pay levels would remain competitive but comfortably behind our larger network peers. We focused on these larger network peers because they present the optimal environment from which we recruit, especially for complex operational positions, but also because they present the most risk with respect to our executive retention. The Committee reinstated equity grant levels originally adopted for our officers in 2007. Equity grants made in 2008, 2009 and 2010 had been reduced as the Company weathered the oil price spike in 2008 and the recession of 2009 and early 2010. The Committee concluded that the increase in value of annual equity grants was necessary to maximize the Company’s ability to retain key officers, including the named executive officers. In evaluating those equity grants the Committee specifically considered that the Company’s named executive officers earned total compensation significantly less than those of the Company’s principal competitors and that the potential realization of compensation from those awards is dependent on the performance of the Company’s equity.

Our 2011 equity grants were in the form of a value mix of 50/50 stock appreciation rights (SARs) and restricted stock units (RSUs). We considered general industry data in reaching this mix as well as the mix typically granted in the airline industry. Even with an increase in at-risk compensation for 2011, total direct compensation for our CEO, as reported in the Summary Compensation Table, was the lowest of, and 37% below the average for, the other large network airlines (using 2010 proxy compensation data reported in 2011 for American Airlines, Delta Air Lines and United Airlines). Please see the Grants of Plan-Based Awards table below for a description of the grants awarded to our named executive officers during 2011.

Other Benefits and Perquisites	We maintain broad-based employee benefit plans in which all employees, including the named executive officers, participate, such as group life and health insurance plans and a 401(k) plan. These benefits are provided as part of the basic conditions of employment that we offer to all of our employees.

Flight Benefits. As is standard airline industry practice, we provide certain flight benefits to our employees. Free flights on our airline are available to all employees, although travel benefits are provided at an enhanced level (referred to as “positive space” travel benefits) to the named executive officers and other senior employees, and we cover the income tax liabilities related to those enhanced travel benefits. We believe that such enhanced travel benefits for our named executive officers, while de minimis in amount, are consistent with airline industry practice and are critical for the retention of our most senior employees. By providing positive space travel without tax consequences to our executives we are able to offer a unique and highly valued benefit at a low cost to the Company. This benefit also encourages our executives to travel on our airline frequently, and while doing so, meet and listen to our employees, solicit feedback from employees and customers, and audit aircraft appearance and quality and monitor operational performance throughout our domestic and international route system.

The flight benefits provided to executive officers include unlimited reserved travel in any class of service, for the executive and his or her immediate family, including eligible dependent children, for personal purposes. The executive officer and his or her immediate family, including eligible dependent children, also have access to our travel lounges at various airports. The executive officer’s parents may also travel in any class of service if space is available, subject to a service fee and payment of any applicable security fees and international taxes. The executives are also eligible for 12 free round-trip passes or 24 free one-way passes each year for reserved travel for non-eligible family members and friends, and we cover the income tax liability related to these travel benefits, which is de minimis in amount. The executive officers are required to pay any international fees and taxes, if applicable.

Other Enhanced Benefits to Named Executive Officers. We also provide certain of our executives, including our named executive officers, with other enhanced benefits and perquisites in order to provide convenience and support services that allow them to more fully focus attention on carrying out their responsibilities to the Company’s stockholders. In addition, these benefits and perquisites are common in the airline industry and consequently are necessary for us to be competitive in recruiting and retaining talented executives. We believe that the incremental cost to us of the benefits is not material to the Company.

Executive officers receive life insurance and long-term disability benefits that are at an enhanced level compared to what is provided for other employees. We also make additional cash payments to certain named executive officers to cover their income tax liabilities associated with taxable life insurance benefits. These are grandfathered benefits for three of our five named executive officers and we do not offer this benefit to other named executive officers nor do we have plans to offer this benefit to newly hired named executive officers. We also offer our executives perquisites in the form of financial advisory services and executive physicals. Each year, we will reimburse up to $4,500 for Senior Vice Presidents or higher level officers to receive personal tax planning, estate planning and retirement planning services from a certified financial planner, certified public accountant or attorney. We also pay the full cost of executive physicals and up to $2,500 of additional diagnostic tests elected by the executive. Our executives also have the opportunity to use tickets that we receive pursuant to marketing agreements with sports franchises and sky boxes at various athletic stadiums, for personal use at no cost to the executive.

Parker Enhanced Benefits. As required under Mr. Parker’s employment agreement as last amended and restated in 2007, we presently pay monthly dues and assessments for one club membership. In addition, Mr. Parker is a participant in the America West Directors’ Charitable Contribution Program, under which we pay annual premiums on a joint life insurance policy. Under the program established by America West in 1994, a $1 million death benefit will be donated to one or more qualifying charitable organizations chosen by Mr. Parker. For a more detailed description of the charitable contribution program, see the narrative above under the Director Compensation table.

For additional information on any individual benefits provided to our named executive officers on an individual basis, see “Summary Compensation Table” and “Employment and Other Executive Agreements” below.

Severance Obligations	We believe that change in control and severance benefits are essential for us to fulfill our objective of attracting and retaining key managerial talent. As such, we have entered into Executive Change in Control Agreements with our named executive officers and have entered into an employment agreement with Mr. Parker that provides for severance payments upon qualifying terminations. These agreements were adopted to reinforce and encourage the continued attention and dedication of members of management to their assigned duties without the distraction arising from the possibility of a change in control, and to enable and encourage management to focus their attention on obtaining the best possible outcome for our stockholders without being influenced by their personal concerns regarding the possible impact of various transactions on the security of their jobs and benefits. In addition to providing severance benefits to any participant who incurs a termination of employment under certain circumstances following a change in control, the change in control agreements provide for severance payments in the event of termination without cause or termination by the employee for good reason under circumstances not involving a change in control. Under the agreements, in the event of a change in control or a qualifying termination, eligible executives may be entitled to receive a multiple of their salary, equity award acceleration, lifetime travel privileges and certain other benefits as more fully described in the section entitled “Potential Payments Upon Termination or Change in Control” below.

Continuing Focus on Leading Practices	Stock Ownership Guidelines. The Board implemented a stock ownership policy for our named executive officers. Executives are required to hold a number of shares of our stock equal to the lesser of either (a) a fixed number of shares, or (b) a number of shares with a total value equal to a designated multiple of their base salary, as set forth in the table below. Ownership is determined based on the combined value of the following executive holdings: (i) shares owned outright or in a trust for their benefit; (ii) shares held in benefit plans; and (iii) restricted stock or RSUs subject to time-vesting. Executives have five years from the date of implementation of the policy or the time of appointment or promotion to comply with the ownership policy. The Committee will annually review our executive officers’ stock ownership status and the timeline for compliance. Under the policy, executives who are not in compliance with the stock ownership levels must hold after-tax post-exercise shares upon any stock option exercise or vesting of RSUs until compliance with their respective stock ownership level is reached.

Stock Ownership Guidelines

Position/Levels	Multiple of Base Salary	Fixed Shares or Units
CEO	5X	400,000
President	2X	133,333
Executive Vice President	1X	50,000

Clawback Policy. The Board also implemented a clawback policy that applies to all named executive officers and covers all compensation under our cash incentive programs and all equity awards. The policy applies in the event our financial statements are restated as a result of material non-compliance with financial reporting rules and provides the Board with broad discretion as to what actions may be taken based on circumstances leading to the restatement, including recovery of incentive-based compensation received by an executive officer during the three-year period preceding the restatement in excess of what the executive officer would have been paid under the restatement. The Committee is monitoring regulatory developments with respect to compensation recoupment policies and will recommend to the Board any changes to the current policy that are necessary or appropriate in light of guidance issued by the Securities and Exchange Commission.

Tax and Accounting Considerations	Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1.0 million paid to the chief executive officer or the next three most highly compensated executive officers (other than the chief financial officer). Performance-based compensation arrangements may qualify for an exemption from the deduction limit if they satisfy various requirements under Section 162(m). The Committee considers the impact of this rule when developing and implementing our executive compensation programs and attempts to structure the programs to comply with these requirements. However, the Committee believes that it is important to preserve flexibility in designing compensation programs and in some cases has adopted compensation components that do not meet the Section 162(m) requirements. While SARs granted under the 2011 Plan, and previously under the 2008 Plan and the 2005 Plan and LTIPP awards are intended to qualify as “performance-based” (as defined in the Internal Revenue Code), amounts paid under our other compensation programs may not qualify.

The Committee also considers the manner in which compensation is treated for accounting purposes when developing and implementing our executive compensation programs. In particular, the Committee considers the accounting treatment of alternative forms of stock-based compensation under ASC Topic 718 when approving awards of stock-based compensation.

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT

The Compensation and Human Resources Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussion, the Compensation and Human Resources Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s 2011 Annual Report on Form 10-K.

Respectfully submitted,

Compensation and Human Resources Committee

Matthew J. Hart (Chair)

Richard C. Kraemer

Cheryl G. Krongard

Denise M. O’Leary

William J. Post

This report of the Compensation and Human Resources Committee is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by us under the Securities Act or the Exchange Act.

EXECUTIVE OFFICERS

The following table lists our executive officers as of April 16, 2012. Each of the executive officers is also an executive officer of our principal operating subsidiary, US Airways, Inc.

Name	Age	Title
W. Douglas Parker	50	Chairman of the Board and Chief Executive Officer
J. Scott Kirby	44	President
Elise R. Eberwein	46	Executive Vice President - People, Communications and Public Affairs
Robert D. Isom, Jr.	48	Executive Vice President and Chief Operating Officer
Stephen L. Johnson	55	Executive Vice President - Corporate and Government Affairs
Derek J. Kerr	47	Executive Vice President and Chief Financial Officer

Set forth below is certain information as of April 16, 2012 regarding our executive officers other than W. Douglas Parker, including their ages and principal occupations.

J. Scott Kirby	Mr. Kirby joined AWA as Senior Director - Schedules and Planning in 1995. In 1997, Mr. Kirby was elected to the position of Vice President - Planning and in 1998, he was elected to the position of Vice President - Revenue Management. In 2000, he was elected to the position of Senior Vice President - E-Business and Technology of AWA. He was elected as Executive Vice President - Sales and Marketing of AWA in 2001. Mr. Kirby served as Executive Vice President - Sales and Marketing of the Company in 2005 until his promotion to President in 2006.

Elise R. Eberwein	Ms. Eberwein joined AWA in 2003 as Vice President - Corporate Communications. From September 2005 through October 2005, Ms. Eberwein served as Vice President - Corporate Communications of the Company. She served as Senior Vice President - Corporate Communications from 2005 to 2006, when she was appointed as Senior Vice President - People, Communication and Culture. In 2009, Ms. Eberwein was appointed as Executive Vice President - People and Communications, and in 2010, Ms. Eberwein assumed the Public Affairs responsibilities. Prior to joining AWA, Ms. Eberwein held various communications positions for three other airlines, including Frontier Airlines where she served as Vice President, Communications from 2000 until she joined AWA. Ms. Eberwein began her career at Trans World Airlines, where she served in various positions including Director of Communication Support Services, Sales Promotion Manager, In-Flight Services New Hire Supervisor, Flight Service Manager and Flight Attendant.

Robert D. Isom	Mr. Isom joined AWA as Senior Director - Financial Planning and Analysis in 1995. He was elected to Vice President - Operations Planning for AWA in 1997. In 2000, Mr. Isom was elected to the position of Vice President - Revenue Management. Mr. Isom left AWA in 2000 to serve as Vice President - Finance for Northwest Airlines, Inc. In 2001, he was appointed Vice President - International for Northwest Airlines, and in 2003 he was appointed Senior Vice President - Ground Operations and Customer Service. Mr. Isom left Northwest Airlines in 2005 to serve as Chief Operating Officer of Residential Capital, LLC, a real estate finance company. He was appointed Chief Restructuring Officer of GMAC LLC, a financial services company, in 2006. In 2007, Mr. Isom was elected Executive Vice President and Chief Operating Officer of the Company.

Stephen L. Johnson	Between 1995 and 2003, Mr. Johnson held a variety of positions with America West and AWA, including Senior Vice President - Corporate Affairs and Executive Vice

President - Corporate. From 2003 to 2009, Mr. Johnson was a partner at Indigo Partners LLC, a private equity firm, which specializes in acquisitions and strategic investments in the airline, aircraft finance and aerospace industries. In March 2009, Mr. Johnson was appointed Executive Vice President - Corporate of the Company. In 2010, Mr. Johnson’s responsibilities were expanded to include Government Affairs.

Derek J. Kerr	Mr. Kerr joined AWA as Senior Director - Financial Planning in 1996. He was elected to the position of Vice President - Financial Planning and Analysis in 1998. In 2002, Mr. Kerr was elected Senior Vice President - Financial Planning and Analysis. He was elected Senior Vice President and Chief Financial Officer of AWA and America West in 2002. Beginning in 2005, he served as Senior Vice President and Chief Financial Officer of the Company. In 2009, Mr. Kerr was appointed as Executive Vice President and Chief Financial Officer. In 2010, Mr. Kerr’s responsibilities were expanded to include Information Technology.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth compensation earned by our named executive officers in the years ended December 31, 2011, 2010 and 2009.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($) (4)	Total ($)
W. Douglas Parker	2011	550,000	0	1,370,573	1,373,461	466,813	(3)	63,915	3,824,762
Chairman of the Board and	2010	550,000	0	0	1,119,419	987,800		100,762	2,757,981
Chief Executive Officer	2009	550,000	0	0	1,537,624	429,000		61,877	2,578,501
J. Scott Kirby	2011	519,415	0	959,503	961,524	392,347	(3)	24,002	2,856,791
President	2010	510,000	0	0	776,607	775,200		30,772	2,092,579
	2009	510,000	0	0	1,066,738	318,240		36,870	1,931,848
Robert D. Isom, Jr.	2011	458,308	0	545,380	546,527	314,717	(3)	34,372	1,899,304
Executive Vice President and	2010	450,000	0	0	577,489	684,000		42,991	1,754,480
Chief Operating Officer	2009	450,000	0	0	793,262	280,800		482,124	2,006,186
Stephen L. Johnson	2011	432,846	0	545,380	546,527	297,232	(3)	34,476	1,856,461
Executive Vice President –	2010	425,000	0	0	577,489	1,150,688		35,919	2,189,096
Corporate and Government Affairs	2009	318,750	100,000	0	779,383	198,900		20,230	1,417,263
Derek J. Kerr	2011	407,385	0	545,380	546,527	319,748	(3)	26,951	1,845,991
Executive Vice President and	2010	388,750	0	0	577,489	608,000		28,700	1,602,939
Chief Financial Officer	2009	370,234	0	76,500	897,399	227,399		36,531	1,608,063

(1)	Amounts in this column represent the aggregate grant date fair value, as calculated in accordance with ASC Topic 718, of RSUs granted during 2011 and 2009 to the named executive officers. The grant date fair value, as calculated in accordance with ASC Topic 718, of RSUs is equal to the closing price of US Airways Group common stock on the date of grant.

(2)	Amounts in this column represent the aggregate grant date fair value, as calculated in accordance with ASC Topic 718, of SARs granted during 2011, 2010 and 2009 to the named executive officers. For a description of the assumptions made to arrive at these amounts, please see Note 14 to US Airways Group’s consolidated financial statements in our 2011 Annual Report on Form 10-K.

(3)	Amount represents payments for the annual incentive program (AIP). For additional information on the payouts under the AIP see “Compensation Discussion and Analysis — Annual Incentive Program.”

(4)	The following table sets forth the amounts of other compensation, including perquisites, paid to, or on behalf of, our named executive officers during 2011 included in the “All Other Compensation” column. Perquisites and other personal benefits are valued on the basis of the aggregate incremental cost to us.

	W. Douglas Parker	J. Scott Kirby	Robert D. Isom, Jr.	Stephen L. Johnson	Derek J. Kerr
Flight Benefits and Privileges (a)	$19,070	$11,813	$12,503	$11,602	$10,161
Company Payment of Life Insurance and Long-Term Disability Premiums (b)	11,532	4,000	2,322	2,322	4,022
Financial Advisory Services	0	0	2,820	4,500	2,775
Reimbursement of Club Membership Dues	10,175	0	0	0	0
Physical Exams and Medical Services	0	0	0	0	1,793
Gross-Up Payments (c)	15,788	839	9,377	8,702	850
401(K)	7,350	7,350	7,350	7,350	7,350

Total	$63,915	$24,002	$34,372	$34,476	$26,951

(a)	Amount represents flight benefits provided to our named executive officers for unlimited, top-priority reserved travel in any class of service, for the executive and his or her immediate family and up to 12 round-trip or 24 one-way passes for non-eligible family members and friends. Amounts for Messrs. Parker, Isom and Johnson represent the actual value of travel utilized by those named executive officers and their respective eligible dependents during 2011. Amounts for Messrs. Kirby and Kerr, whom are entitled to lifetime travel benefits, represent the 2011 annuitized value of their lifetime travel benefits.

(b)	Amount represents (i) premium payments by us with respect to group term life insurance, accidental death and dismemberment and long-term disability, (ii) with respect to Messrs. Parker, Kirby and Kerr, premium payments made in excess of the amount of company-paid premiums for employees generally with respect to coverage of the named executive officer under a life insurance policy, and (iii) with respect to Mr. Parker only, the portion of the premiums paid by us attributable to Mr. Parker for a life insurance policy under the America West Directors’ Charitable Contribution Program.

(c)	Amount represents tax gross-up payments with respect to flight benefits and privileges and life insurance.

Grants of Plan-Based Awards in 2011

The following table sets forth information regarding grants of plan-based awards made to our named executive officers during the year ended December 31, 2011.

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (5)
			Threshold ($)	Target ($)	Maximum ($)
W. Douglas Parker		(1)	51,563	687,500	1,100,000
	4/20/2011	(2)				168,375			1,370,573
	4/20/2011	(3)					240,536	8.14	1,373,461
		(4)	209,000	687,500	1,100,000
J. Scott Kirby		(1)	43,337	577,830	1,050,600
	4/20/2011	(2)				117,875			959,503
	4/20/2011	(3)					168,393	8.14	961,524
		(4)	183,855	604,095	1,050,600
Robert D. Isom, Jr.		(1)	34,763	463,500	927,000
	4/20/2011	(2)				67,000			545,380
	4/20/2011	(3)					95,714	8.14	546,527
		(4)	139,050	463,500	811,125
Stephen L. Johnson		(1)	32,831	437,750	875,500
	4/20/2011	(2)				67,000			545,380
	4/20/2011	(3)					95,714	8.14	546,527
		(4)	131,325	437,750	766,063
Derek J. Kerr		(1)	30,900	412,000	824,000
	4/20/2011	(2)				67,000			545,380
	4/20/2011	(3)					95,714	8.14	546,527
		(4)	123,600	412,000	721,000

(1)	Reflects potential payouts of Annual Incentive Program awards for 2011. For each named executive officer, total payments for 2011 were 67.9% of Target. See “Summary Compensation Table” above. Our Annual Incentive Program with respect to named executive officers is funded 80% based upon the achievement of a financial metric and 20% based upon the achievement of four operational metrics. The threshold level reported assumes (a) the financial metric and the first operational metric are not achieved at the minimum funding level for such metrics, and (b) the remaining three operational metrics are achieved at the minimum funding level for such metric.

(2)	Grant of RSUs under the 2008 Plan. These awards vest in one-third increments on the first, second and third anniversaries of the date of grant.

(3)	Grant of SARs under the 2008 Plan. These awards vest in one-third increments on the first, second and third anniversaries of the date of grant.

(4)	Reflects potential payouts of LTIPP awards under the 2008 Plan for the performance periods beginning in 2011.

(5)	For a description of the assumptions made to arrive at these amounts, please see Note 14 to US Airways Group’s consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table sets forth information regarding all outstanding equity awards held by each named executive officer as of December 31, 2011.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (8)
W. Douglas Parker	—	240,536	(1)	8.14	4/20/2018	168,375	(6)	853,661
	77,020	154,040	(2)	7.42	4/14/2017
	566,000	283,000	(3)	3.10	4/8/2016
	275,000	—		6.70	8/5/2015
	196,820	—		8.84	4/9/2018
	90,000	—		45.01	4/11/2017
	120,000	—		38.44	4/19/2016
	196,000	—		19.30	9/27/2015
	206,250	—		20.97	8/4/2015
	103,125	—		25.60	2/25/2014
	206,250	—		13.45	3/27/2012
J. Scott Kirby	—	168,393	(1)	8.14	4/20/2018	117,875	(6)	597,626
	53,434	106,866	(2)	7.42	4/14/2017
	392,667	196,333	(3)	3.10	4/8/2016
	178,755	—		6.70	8/5/2015
	136,530	—		8.84	4/9/2018
	63,000	—		45.01	4/11/2017
	75,000	—		46.11	10/2/2016
	36,000	—		38.44	4/19/2016
	165,000	—		19.30	9/27/2015
	41,250	—		25.60	2/25/2014
Robert D. Isom, Jr.	—	95,714	(1)	8.14	4/20/2018	67,000	(6)	339,690
	39,734	79,466	(2)	7.42	4/14/2017
	146,000	146,000	(3)	3.10	4/8/2016
	143,855	—		6.70	8/5/2015
	101,630	—		8.84	4/9/2018
	70,000	—		31.14	9/6/2017
Stephen L. Johnson	—	95,714	(1)	8.14	4/20/2018	67,000	(6)	339,690
	39,734	79,466	(2)	7.42	4/14/2017
	183,333	91,667	(3)	3.10	4/8/2016
	116,667	58,333	(4)	2.80	3/16/2016
Derek J. Kerr	—	95,714	(1)	8.14	4/20/2018	3,333	(7)	16,898
	39,734	79,466	(2)	7.42	4/14/2017	67,000	(6)	339,690
	146,000	146,000	(3)	3.10	4/8/2016
	16,667	8,333	(5)	7.65	1/22/2016
	51,020	—		6.70	8/5/2015
	26,020	—		8.84	4/9/2018
	12,500	—		45.01	4/11/2017
	12,500	—		38.44	4/19/2016
	51,500	—		19.30	9/27/2015

(1)	Represents SARs that vest in increments of one third on each of April 20, 2012, April 20, 2013, and April 20, 2014.

(2)	Represents SARs that vest 50% on each of April 14, 2012 and April 14, 2013. The SARs for Messrs. Isom, Johnson and Kerr will be settled in cash upon exercise.

(3)	Represents SARs that vest 100% on April 8, 2012.

(4)	Represents SARs that vest 100% on March 16, 2012.

(5)	Represents SARs that vest 100% on January 22, 2012.

(6)	Represents RSUs that vest in increments of one third on each of April 20, 2012, April 20, 2013 and April 20, 2014.

(7)	Represents RSUs that vest 100% on January 22, 2012.

(8)	The market value of RSUs was calculated by multiplying $5.07, the closing price of a share of our common stock on December 30, 2011 (the last trading day in 2011) by the number of unvested RSUs outstanding under the award.

Option Exercises and Stock Vested

The following table sets forth information regarding all exercises of stock options or SARs by or vesting of RSUs held by the named executive officers during the year ended December 31, 2011.

	Option Awards		Stock Awards
Name	Number of Underlying Securities Exercised (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
W. Douglas Parker	—	—	17,159	136,242
J. Scott Kirby	—	—	11,903	94,510
Robert D. Isom, Jr.	—	—	8,863	70,372
Stephen L. Johnson	—	—	—	—
Derek J. Kerr	—	—	5,602	50,779

Pension Benefits and Nonqualified Deferred Compensation

We do not provide any pension or nonqualified deferred compensation benefits to our named executive officers.

Employment and Other Executive Agreements

Employment Agreement with W. Douglas Parker

We are party to an Amended and Restated Employment Agreement with Mr. Parker dated November 28, 2007, or the Parker Agreement. The Parker Agreement provides for Mr. Parker to serve as Chairman of the Board and Chief Executive Officer of US Airways and US Airways Group. The Parker Agreement continues through December 31, 2013, and automatically extends for successive one-year periods unless either party provides 15 months’ prior written notice that the term will not be extended.

Mr. Parker is entitled to the following under the Parker Agreement:

	•	A minimum annual cash base salary in the amount of $550,000, or such higher amount as determined by the Committee.

	•	An annual cash incentive award based on a target of at least 80% of his base salary and a maximum of 160% of his base salary. Mr. Parker’s annual incentive program target is currently 125% of his base salary and his maximum opportunity is 200% of his base salary.

	•	Participation in our LTIPP.

	•	Eligibility to receive equity-based incentive awards appropriate for his status as our most senior executive officer.

	•	A $2 million term life insurance policy.

	•	Membership fees and dues for up to two clubs that Mr. Parker may choose to join (Mr. Parker has joined only one club) and reimbursement of tax and financial planning assistance.

	•	Participation in various employee benefit plans or programs provided to senior executives.

	•	Positive space travel privileges for Mr. Parker, his wife and eligible dependents.

The Parker Agreement also provides for certain change in control and severance benefits, as described more fully below.

Potential Payments Upon Termination or Change in Control	This section describes payments that would be made to our named executive officers upon a change in control of the Company or following a qualifying termination of employment. In the first part of this section, we describe benefits under general plans that apply to any executive officer participating in those plans. We then describe specific benefits to which each named executive officer is entitled, along with estimated amounts of benefits assuming termination and/or a change in control as of December 31, 2011 for specified reasons.

Long-Term Incentive Performance Program

Under our LTIPP upon termination on account of retirement, total disability or death (each as defined in the LTIPP), a named executive officer is entitled to a cash payment equal to the award that would have been earned for the performance cycle that ends in the calendar year of termination had the executive’s employment continued until the award payment date. This amount is calculated using the same methodology as benefits are calculated for active employees; hence, no award is paid unless the performance goals established for the performance cycle have been satisfied.

These payments are quantified on the tables below for each executive assuming termination as of December 31, 2011.

2011 Incentive Award Plan and 2008 Equity Incentive Plan

Pursuant to the terms of grant agreements under the 2011 Plan and the 2008 Plan, all SARs and RSUs held by the named executive officers are fully accelerated in the event of either of the following termination by reason of death or “disability” or a “change in control” (each, as defined in the applicable plan and award agreements). In addition, the SARs vest upon retirement, and the vesting of the RSUs may be accelerated by the Compensation and Human Resources Committee in its discretion upon retirement.

SARs granted under the 2011 Plan and the 2008 Plan provide for (1) an 18-month exercise period following termination of employment within 24 months following a change in control and (2) a three-year exercise period following termination of employment due to death (or if the executive dies within three months after termination of employment other than for cause), disability or “retirement,” but in each case not beyond the maximum term of the awards.

2005 Equity Incentive Plan

SARs and stock options granted under the 2005 Plan and under the America West 2002 Incentive Equity Plan and 1994 Incentive Equity Plan provide for a longer exercise period following termination of employment, if the executive’s employment is terminated due to death (or if the executive dies within three months after termination of employment other than for cause), disability or retirement. Retirement means termination of employment with us after age 65, or between the ages of 55 and 65 under rules established by the Committee. Currently, the Committee has not established any rules for retirement between the ages of 55 and 65.

Annual Incentive Program Awards

Under our Annual Incentive Program, a portion of the executive’s award, prorated for the number of whole months of the executive’s active service during the year, would be payable upon retirement, death or disability.

Long-Term Disability and Life Insurance Benefits

Upon termination of employment and eligibility under our long-term disability coverage for officers, a named executive officer would receive disability benefits in the amount of 66 2/3% of his base monthly salary, subject to a maximum of $20,000 per month. Benefits begin 90 days after the executive becomes disabled and continue until the executive reaches Social Security retirement age (or is no longer disabled). In the event of eligibility, assuming no offsets, we estimate that these benefits would be $20,000 per month for Messrs. Parker, Kirby, Isom, Johnson and Kerr.

In addition, we have obtained supplemental, portable, individual level term life insurance policies with various carriers for each of Messrs. Parker, Kirby and Kerr, in each case owned by the executive. The policies pay a death benefit equal to the coverage amount under each policy upon the death of the executive to a named beneficiary designated by the executive. The death benefits under these policies are fully insured and would be paid by the respective insurance carriers. The amounts of the respective benefits for each of Messrs. Parker, Kirby and Kerr are set forth in the tables below.

Parker Agreement

The Parker Agreement provides that if Mr. Parker terminates his employment for good reason, if we terminate Mr. Parker’s employment for any reason other than misconduct, or if Mr. Parker terminates his employment for any reason within 24 months after a change in control, then Mr. Parker will be entitled to receive the following, subject to the signing of a general waiver and release of claims:

•	A severance payment equal to 200% of the sum of Mr. Parker’s annual base salary plus the greater of (1) the average of his annual cash incentive award for the three calendar years before the termination and (2) the target annual cash incentive award for the year of termination.

•	Accelerated vesting of all stock and other awards held by Mr. Parker pursuant to our incentive compensation plans, which awards will remain exercisable for a period of 36 months or such longer period as provided by the terms of any specific award, but in no event will the exercise period extend beyond the earlier of the original expiration date of the award or ten years from the original date of grant.

•	A payment equal to 200% of the greater of (1) 125% of Mr. Parker’s base salary and (2) the amount that would have been paid to him if the Total Stockholder Return for the performance cycle ending on December 31 of the year in which termination occurs had been measured as of the termination date. This payment would be in settlement of our obligations under the LTIPP, so that Mr. Parker would not receive the termination payments described above under the LTIPP in this case.

•	A lump sum payment equal to the value of 24 months of COBRA continuation coverage premiums for healthcare benefits for Mr. Parker and his eligible dependents, less the cost of such benefits for an active employee for 24 months, in addition to a tax gross-up for the lump sum payment.

•	Continued term life insurance for a period of 24 months.

•	Positive space travel privileges for Mr. Parker for his lifetime and his wife and eligible dependents for their lifetimes.

If Mr. Parker’s employment is terminated because we do not renew his employment agreement or if Mr. Parker’s employment is terminated because of disability, Mr. Parker is entitled to receive the following, subject to the signing of a general waiver and release of claims:

•	A severance payment equal to the sum of Mr. Parker’s annual base salary plus the greater of (1) the average of his annual cash incentive award for the three calendar years before the termination and (2) the target annual cash incentive award for the year of termination.

•	In the case of disability, accelerated vesting of all stock and other awards held by Mr. Parker pursuant to our incentive compensation plans, which awards will remain exercisable for a period of 36 months or such longer period as provided by the terms of any specific award, but in no event will the exercise period extend beyond the earlier of the original expiration date of the award or ten years from the original date of grant.

•	Payments under the LTIPP as if Mr. Parker’s employment had continued through the date awards under the LTIPP are paid for the year of termination.

•	A lump sum payment equal to the value of 24 months of COBRA continuation coverage premiums for healthcare benefits for Mr. Parker and his eligible dependents, less the cost of such benefits for an active employee for 24 months, plus a tax gross-up for the lump sum payment.

•	Continued term life insurance for a period of 24 months.

•	Positive space travel privileges for Mr. Parker for his lifetime and his wife and eligible dependents for their lifetimes.

If Mr. Parker’s employment terminates due to death, his estate is entitled to receive, subject to the signing of a general waiver and release of claims:

•	Accelerated vesting of all stock options, SARs, RSUs, long-term incentive compensation and other awards held by Mr. Parker pursuant to the 2011 Plan, the 2008 Plan, the 2005 Plan and other incentive compensation plans, which awards will remain exercisable for a period of 36 months or such longer period as provided by the terms of any specific award, but in no event will the exercise period extend beyond the earlier of the original expiration date of the award or ten years from the original date of grant.

•	Payments under the LTIPP as if Mr. Parker’s employment had continued through the date awards under the LTIPP are paid for the year of death.

•	A lump sum payment equal to the value of 24 months of COBRA continuation coverage premiums for healthcare benefits for Mr. Parker’s eligible dependents, less the cost of such benefits for an active employee for 24 months, plus a tax gross-up for the lump sum payment.

•	Positive space travel privileges for Mr. Parker’s wife and eligible dependents for their lifetimes.

The employment agreement also provides a tax gross-up payment in an amount that will have an after-tax value equal to taxes that could be imposed if any severance payments due to Mr. Parker are considered to be “excess parachute payments” subject to excise tax under Section 4999 of the Internal Revenue Code.

If Mr. Parker is entitled to receive severance payments under any of our other severance plans or policies, then the other severance payments will be reduced by the amount payable under Mr. Parker’s employment agreement, excluding tax gross-ups. If Mr. Parker’s employment terminates for any reason, he is entitled to receive accrued benefits and payments.

The following table sets forth the termination and/or change in control benefits payable to Mr. Parker under his employment agreement and under the termination and change in control benefits generally provided for all named executive officers described above, assuming termination of employment occurs on December 31, 2011. Except for insured benefits, all payments will be made by us. All benefits in the table are pursuant to the terms of his employment agreement, unless otherwise noted.

Executive Benefits and Payments upon Termination	Voluntary Termination Following Change in Control		Executive Termination for Good Reason		Company Termination Other than for Misconduct		Termination on Expiration Date Following Non- Extension		Death		Disability
Compensation:
Base Salary	$1,100,000		$1,100,000		$1,100,000		$550,000		$0		$550,000
Annual Incentive Award	1,375,000	(1)	1,375,000	(1)	1,375,000	(1)	687,500	(1)	466,813	(2)	687,500	(1)
Long-Term Incentive Award	1,375,000	(3)	1,375,000	(3)	1,375,000	(3)	0	(4)	0	(4)	0	(4)
Acceleration of Unvested SARs and RSUs (5)	1,411,171		1,411,171		1,411,171		0		1,411,171		1,411,171
Extended Option and SAR Exercise Period (6)	3,389,108		3,389,108		3,389,108		0		3,389,108		3,389,108
Benefits and Perquisites:
Medical Benefits (7)	40,898		40,898		40,898		40,898		40,898		40,898
Life Insurance	6,775	(8)	6,775	(8)	6,775	(8)	6,775	(8)	2,000,000	(9)	6,775	(8)
Travel Privileges (10)	279,994		279,994		279,994		279,994		279,994		279,994
Tax Gross-up on Travel Privileges	209,996		209,996		209,996		209,996		209,996		209,996
280G Tax Gross-up (11)	0		0		0		0		0		0

Total	$9,187,942		$9,187,942		$9,187,942		$1,775,163		$7,797,980		$6,575,442

(1)	Amount represents a multiple of the target annual incentive award under the Annual Incentive Plan for 2011, which was $687,500.

(2)	Amount represents the amount of the annual incentive award earned by Mr. Parker under the Annual Incentive Plan for 2011.

(3)	Mr. Parker receives two times the greater of (a) 125% of his salary or (b) the amount he would receive under our LTIPP. Amount shown is two times 125% of Mr. Parker’s salary, as there was no payout under the LTIPP that ended December 31, 2011.

(4)	There was no payment under the LTIPP for 2011.

(5)	Aggregate value of unvested RSUs is calculated at a price of $5.07, the closing price of our common stock on December 30, 2011 (the last trading day of 2011), and the aggregate value of SARs is calculated based on the spread between the exercise price of unvested SARs and $5.07.

(6)	Amount reflects the incremental aggregate value due to the extension of the exercise period of options and SARs. Assumes a stock price of $5.07, the closing price of our common stock on December 30, 2011 (the last trading day of 2011), on the date of extension; annual interest rates of 0.01% at three months and 0.39% at three years; 75.8% volatility over three months and 81.0% volatility over three years; and no dividends.

(7)	Amount reflects the value of our 2011 COBRA premiums for group medical, dental and vision coverage for 24 months, less the current employee portion, plus a tax gross-up for the lump sum payment of this amount.

(8)	Amount represents the premium payments for 24 months of life insurance coverage assuming the monthly premium as of December 31, 2011.

(9)	Amount represents the life insurance proceeds payable to the executive’s estate under the executive’s life insurance policy upon a termination due to death.

(10)	Based on the terms of the non-revenue travel policy for senior executives currently in effect. Reflects the present value of future travel calculated using a discount rate of 4.13% and RP2000 White Collar mortality table, and assumes 1% annual increase in the cost of travel.

(11)	Assumes that Mr. Parker is entitled to full reimbursement by us of (1) any excise taxes that are imposed upon Mr. Parker as a result of the change in control, (2) any income and excise taxes imposed upon him as a result of our reimbursement of the excise tax amount and (3) any additional income and excise taxes that are imposed upon him as a result of our reimbursement of him for any excise or income taxes. Also assumes a Section 4999 excise tax rate of 20%, a 35% federal income tax rate, and a 4.54% state income tax rate. Because it is assumed the SARs are cashed out, the value of SARs is calculated based on the difference between the closing price of our common stock on the last trading day of 2011 and the SAR’s respective exercise price. To the extent the SARs would be assumed by the buyer and converted to SARs with respect to buyer’s stock, the value attributable to the SARs could differ. The calculations were performed assuming that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to execution of a noncompetition agreement.

Executive Change in Control Agreements for Messrs. Kirby, Isom, Johnson and Kerr

Messrs. Kirby, Isom, Johnson and Kerr have each entered into our form of Executive Change in Control Agreement, effective as of November 28, 2007 or, in the case of Mr. Johnson, when he joined the Company on March 16, 2009. These agreements have an initial term of two years and automatically renew for successive two year terms unless we provide at least 180 days advance written notice to the executive. These agreements provide benefits to the executives upon a termination of employment, by us for any reason other than “misconduct” or disability or by the executive with “good reason,” in each case within 24 months following a “change in control” (each as defined in the Executive Change in Control Agreements) or, subject to certain conditions described below, prior to a change in control in contemplation of that change in control.

Conditions on Payment and Offsets

As a condition of receiving benefits under the agreement, the executive is required to sign a general waiver and release of claims against us and related parties. In addition, any severance benefits under the agreement may be reduced by any other severance benefits or other benefits we must pay in connection with the executive’s termination of employment by law, under a written employment or severance agreement with us (currently there are none), or any company policy or practice that would provide for the executive to remain on our payroll for a period of time after notice of termination of employment. Furthermore, the executive’s benefits under the agreement will terminate immediately and the executive may be required to reimburse us for amounts paid under the agreement if the executive (1) violates any proprietary information or confidentiality obligation to us, (2) solicits our employees within one year of termination, (3) makes any untrue or disparaging statement or criticism of us within five years of termination or (4) fails to return all Company property.

Termination Benefits

In the event of any termination, the covered executive is entitled to receive all accrued but unpaid salary and other benefits through the termination date and, except as to termination for misconduct, any unpaid incentive payment under the Company’s annual cash incentive program with respect to any fiscal year completed prior to termination.

Upon termination within 24 months of a change in control under the conditions described above, the covered executive is entitled to receive:

	•	A payment equal to two times the greater of the executive’s then-current annual base salary or the annual base salary immediately preceding a change in control.

	•	A payment equal to 200% of the greater of (1) the executive’s then-current target incentive award under the Annual Incentive Program or (2) the executive’s actual incentive award under the Annual Incentive Program for the immediately preceding year.

	•	A payment equal to 200% of the executive’s target award under our LTIPP that is in effect on the termination date or, if there is no LTIPP in effect and its suspension or termination constitutes a “good reason” to terminate employment, the executive’s target award most recently established under the LTIPP.

	•	A lump sum payment equal to the value of 24 months of COBRA continuation coverage premiums for healthcare benefits for the executive and eligible dependents, provided the executive is eligible to elect COBRA continuation coverage upon his termination.

• Extended exercisability of all vested stock options, SARs, or other similar stock awards for 18 months following the executive’s termination of employment, but not beyond the maximum term of the awards.

• A tax gross-up payment in an amount that will have an after-tax value equal to taxes that are imposed if any severance payments due the executive are considered to be greater than 110% of the amount that would cause any portion of the payments to be “excess parachute payments” subject to excise tax under Section 4999 of the Internal Revenue Code.

The agreements also provide that termination benefits are to be provided to an executive who has been terminated prior to a change in control (if it can reasonably be demonstrated that the termination was at the request of a third party effecting the change in control) by us for any reason other than misconduct or disability. The benefits and payments provided in these circumstances are identical to those described above except that (1) payments and benefits due upon the change in control are offset by any amounts received as a result of the executive’s termination prior to the change in control and (2) instead of extended exercisability of stock awards and acceleration of equity vesting, the executive will receive an amount equal to the intrinsic value of any stock award (other than exercisable grants) forfeited at the time of termination that would have vested on the change in control, based on the value of the award as of the date of the change in control, and, as to exercisable grants, the difference between that stock award’s exercise price and the value of the stock underlying the award on the date of the change in control.

The agreements provide that upon a change in control, the executive’s outstanding stock awards held pursuant to the 2011 Plan, the 2008 Plan and/or the 2005 Plan, or any successor plan, will become fully vested and exercisable and the executive will be entitled to top priority, first class, positive space travel privileges for the executive and his or her dependents, for the life of the executive. Messrs. Kirby, Isom and Kerr previously became entitled to lifetime travel benefits, in the case of Messrs. Kirby and Kerr, in connection with the merger of US Airways Group and America West, and in the case of Mr. Isom, to replace a similar benefit provided by his previous employer that was forfeited when he commenced employment with us.

In April 2010, the Committee adopted a policy that the Company will not enter into any new agreements with its named executive officers that include excise tax gross-up provisions with respect to payments contingent upon a change in control of the Company, provided that, if the Company determines that it is appropriate to do so to recruit a new executive, limited reimbursement for excise taxes may be included in the executive’s contract. In those specific circumstances, the excise tax gross-up will be limited to payments triggered by both a change in control and a termination of the executive’s employment and will be subject to a three-year sunset provision. This new policy will not affect existing agreements with any current named executive officer, which agreements will continue to apply according to their terms.

J. Scott Kirby

The following table sets forth the termination and/or change in control benefits payable to Mr. Kirby under his Executive Change in Control Agreement and under the termination and change in control benefits generally provided for all named executive officers described above, assuming termination of employment on December 31, 2011.

Executive Benefits and Payments upon Termination	Executive Termination for Good Reason Following a Change in Control		Company Termination Other Than for Misconduct or Disability Following a Change in Control		Death		Disability		Any Other Termination
Compensation:
Base Salary	$1,050,600		$1,050,600		$0		$0		$0
Annual Incentive Award	1,155,660		1,155,660		392,347	(1)	392,347	(1)	0
Long-Term Incentive Award	1,208,190	(2)	1,208,190	(2)	0	(3)	0	(3)	0
Acceleration of Unvested SARs and RSUs (4)	984,402		984,402		984,402		984,402		0
Extended Option and SAR Exercise Period (5)	619,407		619,407		2,213,217		2,219,131		0
Benefits and Perquisites:
Medical Benefits (6)	36,035		36,035		0		0		0
Life Insurance	0		0		1,750,000	(7)	0		0
Travel Privileges (8)	227,540		227,540		0		227,540		227,540
280G Tax Gross-up (9)	0		0		0		0		0

Total	$5,281,834		$5,281,834		$5,339,966		$3,823,420		$227,540

(1)	Amount represents the amount of the annual incentive award earned by Mr. Kirby under the Annual Incentive Plan for 2011.

(2)	Amount represents 200% of the target payment under the LTIPP for 2011.

(3)	There were no payments under the LTIPP for 2011.

(4)	Aggregate value of unvested RSUs is calculated at a price of $5.07, the closing price of our common stock on December 30, 2011 (the last trading day of 2011), and the aggregate value of SARs is calculated based on the spread between the exercise price of unvested SARs and $5.07.

(5)	Amount reflects the incremental aggregate value due to the extension of the exercise period of options and SARs. The Change in Control agreements allow for an 18 month extension upon termination after a change in control on awards granted under the 2005 Plan and the 2008 Plan. The 2005 Plan and the 2008 Plan allow for a three year extension for both death and disability. The America West 2002 Incentive Equity Plan allows for a one year extension of exercise period for death and three years for disability. Assumes a stock price of $5.07, the closing price of our common stock on December 30, 2011 (the last trading day of 2011), on the date of extension; annual interest rates of 0.01% at three months, 0.12% at one year, 0.15% at 18 months, and 0.39% at three years; 75.8% volatility over three months, 64.4% over one year, 59.6% volatility over 18 months, and 81.0% volatility over three years; and no dividends.

(6)	Amount reflects the value of our 2011 COBRA premiums for group medical, dental and vision coverage for 24 months.

(7)	Amount represents the life insurance proceeds payable to the executive’s estate under the executive’s life insurance policy upon a termination due to death.

(8)	Based on the terms of the non-revenue travel policy for senior executives currently in effect. Reflects the present value of future travel calculated using a discount rate of 4.13% and RP2000 White Collar mortality table, and assumes 1% annual increase in the cost of travel.

(9)	Assumes that Mr. Kirby is entitled to full reimbursement by us of (1) any excise taxes that are imposed upon Mr. Kirby as a result of the change in control, (2) any income and excise taxes imposed upon him as a result of our reimbursement of the excise tax amount and (3) any additional income and excise taxes that are imposed upon him as a result of our reimbursement of him for any excise or income taxes. Also assumes a Section 4999 excise tax rate of 20%, a 35% federal income tax rate, and a 4.54% state income tax rate. Because it is assumed the SARs are cashed out, the value of SARs is calculated based on the difference between the closing price of our common stock on the last trading day of 2011 and the SAR’s respective exercise price. To the extent the SARs would be assumed by the buyer and converted to SARs with respect to buyer’s stock, the value attributable to the SARs could differ. The calculations were performed assuming that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to execution of a noncompetition agreement.

Robert D. Isom, Jr.

The following table sets forth the termination and/or change in control benefits payable to Mr. Isom under his Executive Change in Control Agreement and under the termination and change in control benefits generally provided for all named executive officers described above, assuming termination of employment on December 31, 2011.

Executive Benefits and Payments upon Termination	Executive Termination for Good Reason Following a Change in Control		Company Termination Other Than for Misconduct or Disability Following a Change in Control		Death		Disability		Any Other Termination
Compensation:
Base Salary	$927,000		$927,000		$0		$0		$0
Annual Incentive Award	927,000		927,000		314,717	(1)	314,717	(1)	0
Long-Term Incentive Award	927,000	(2)	927,000	(2)	0	(3)	0	(3)	0
Acceleration of Unvested SARs and RSUs (4)	627,310		627,310		627,310		627,310		0
Extended SAR Exercise Period (5)	388,895		388,895		1,291,027		1,291,027		0
Benefits and Perquisites:
Medical Benefits (6)	27,387		27,387		0		0		0
Life Insurance	0		0		0		0		0
Travel Privileges (7)	212,261		212,261		0		212,261		212,261
280G Tax Gross-up (8)	0		0		0		0		0

Total	$4,036,853		$4,036,853		$2,233,054		$2,445,315		$212,261

(1)	Amount shown represents the amount of the annual incentive award earned by Mr. Isom under the Annual Incentive Plan for 2011.

(2)	Amount represents 200% of the target payment under the LTIPP for 2011.

(3)	There were no payments under the LTIPP for 2011.

(4)	Aggregate value of unvested RSUs is calculated at a price of $5.07, the closing price of our common stock on December 30, 2011 (the last trading day of 2011), and the aggregate value of SARs is calculated based on the spread between the exercise price of unvested SARs and $5.07.

(5)	Amount reflects the incremental aggregate value due to the extension of the exercise period of SARs. The Change in Control agreements allow for an 18 month extension upon termination after a change in control on awards granted under the 2005 Plan and the 2008 Plan. The 2005 Plan and the 2008 Plan allow for a three year extension for both death and disability. Assumes a stock price of $5.07, the closing price of our common stock on December 30, 2011 (the last trading day of 2011), on the date of extension; annual interest rates of 0.01% at three months, 0.15% at 18 months and 0.39% at three years; 75.8% volatility over three months, 59.6% volatility over 18 months and 81.0% volatility over three years; and no dividends.

(6)	Amount reflects the value of our 2011 COBRA premiums for group medical, dental and vision coverage for 24 months.

(7)	Based on the terms of the non-revenue travel policy for senior executives currently in effect. Reflects the present value of future travel calculated using a discount rate of 4.13% and RP2000 White Collar mortality table, and assumes 1% annual increase in the cost of travel.

(8)	Assumes that Mr. Isom is entitled to full reimbursement by us of (1) any excise taxes that are imposed upon Mr. Isom as a result of the change in control, (2) any income and excise taxes imposed upon him as a result of our reimbursement of the excise tax amount and (3) any additional income and excise taxes that are imposed upon him as a result of our reimbursement of him for any excise or income taxes. Also assumes a Section 4999 excise tax rate of 20%, a 35% federal income tax rate, and a 4.54% state income tax rate. Because it is assumed the SARs are cashed out, the value of SARs is calculated based on the difference between the closing price of our common stock on the last trading day of 2011 and the SAR’s respective exercise price. To the extent the SARs would be assumed by the buyer and converted to SARs with respect to buyer’s stock, the value attributable to the SARs could differ. The calculations were performed assuming that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to execution of a noncompetition agreement.

Stephen L. Johnson

The following table sets forth the termination and/or change in control benefits payable to Mr. Johnson under his Executive Change in Control Agreement and under the termination and change in control benefits generally provided for all named executive officers described above, assuming termination of employment on December 31, 2011.

Executive Benefits and Payments upon Termination	Executive Termination for Good Reason Following a Change in Control		Company Termination Other Than for Misconduct or Disability Following a Change in Control		Death		Disability
Compensation:
Base Salary	$875,500		$875,500		$0		$0
Annual Incentive Award	875,500		875,500		297,232	(1)	297,232	(1)
Long-Term Incentive Award	875,500	(2)	875,500	(2)	0	(3)	0	(3)
Acceleration of Unvested SARs and RSUs (4)	652,690		652,690		652,690		652,690
Extended SAR Exercise Period (5)	278,210		278,210		923,485		923,485
Benefits and Perquisites:
Medical Benefits (6)	35,766		35,766		0		0
Life Insurance	0		0		0		0
Travel Privileges (7)	198,524		198,524		0		0
280G Tax Gross-up (8)	1,154,524		1,154,524		0		0

Total	$4,946,214		$4,946,214		$1,873,407		$1,873,407

(1)	Amount represents the amount of the annual incentive award earned by Mr. Johnson under the Annual Incentive Plan for 2011.

(2)	Amount represents 200% of the target payment under the LTIPP for 2011.

(3)	There were no payments under the LTIPP for 2011.

(4)	Aggregate value of unvested RSUs is calculated at a price of $5.07, the closing price of our common stock on December 30, 2011 (the last trading day of 2011), and the aggregate value of SARs is calculated based on the spread between the exercise price of unvested SARs and $5.07.

(5)	Amount reflects the incremental aggregate value due to the extension of the exercise period of SARs. The Change in Control agreements allow for an 18 month extension upon termination after a change in control on awards granted under the 2008 Plan. The 2008 Plan allows for a three year extension for both death and disability. Assumes a stock price of $5.07, the closing price of our common stock on December 30, 2011 (the last trading day of 2011), on the date of extension; annual interest rates of 0.01% at three months, 0.15% at 18 months and 0.39% at three years; 75.8% volatility over three months, 59.6% volatility over 18 months and 81.0% volatility over three years; and no dividends.

(6)	Amount reflects the value of our 2011 COBRA premiums for group medical, dental and vision coverage for 24 months.

(7)	Based on the terms of the non-revenue travel policy for senior executives currently in effect. Reflects the present value of future travel calculated using a discount rate of 4.13% and RP2000 White Collar mortality table, and assumes 1% annual increase in the cost of travel.

(8)	Assumes that Mr. Johnson is entitled to full reimbursement by us of (1) any excise taxes that are imposed upon Mr. Johnson as a result of the change in control, (2) any income and excise taxes imposed upon him as a result of our reimbursement of the excise tax amount and (3) any additional income and excise taxes that are imposed upon him as a result of our reimbursement of him for any excise or income taxes. Also assumes a Section 4999 excise tax rate of 20%, a 35% federal income tax rate, and a 4.54% state income tax rate. Because it is assumed the SARs are cashed out, the value of SARs is calculated based on the difference between the closing price of our common stock on the last trading day of 2011 and the SAR’s respective exercise price. To the extent the SARs would be assumed by the buyer and converted to SARs with respect to buyer’s stock, the value attributable to the SARs could differ. The calculations were performed assuming that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to execution of a noncompetition agreement.

Derek J. Kerr

The following table sets forth the termination and/or change in control benefits payable to Mr. Kerr under his Executive Change in Control Agreement and under the termination and change in control benefits generally provided for all named executive officers described above, assuming termination of employment on December 31, 2011.

Executive Benefits and Payments upon Termination	Executive Termination for Good Reason Following a Change in Control		Company Termination Other Than for Misconduct or Disability Following a Change in Control		Death		Disability		Any Other Termination
Compensation:
Base Salary	$824,000		$824,000		$0		$0		$0
Annual Incentive Award	824,000		824,000		319,748	(1)	319,748	(1)	0
Long-Term Incentive Award	824,000	(2)	824,000	(2)	0	(3)	0	(3)	0
Acceleration of Unvested SARs and RSUs (4)	644,208		644,208		644,208		644,208		0
Extended SAR Exercise Period (5)	304,484		304,484		1,033,447		1,033,447		0
Benefits and Perquisites:
Medical Benefits (6)	27,387		27,387		0		0		0
Life Insurance	0		0		1,500,000	(7)	0		0
Travel Privileges (8)	192,011		192,011		0		192,011		192,011
280G Tax Gross-up (9)	0		0		0		0		0

Total	$3,640,090		$3,640,090		$3,497,403		$2,189,414		$192,011

(1)	Amount represents the amount of the annual incentive award earned by Mr. Kerr under the Annual Incentive Plan for 2011.

(2)	Amount represents 200% of the target payment under the LTIPP for 2011.

(3)	There were no payments under the LTIPP for 2011.

(4)	Aggregate value of unvested RSUs is calculated at a price of $5.07, the closing price of our common stock on December 30, 2011 (the last trading day of 2011), and the aggregate value of SARs is calculated based on the spread between the exercise price of unvested SARs and $5.07.

(5)	Amount reflects the incremental aggregate value due to the extension of the exercise period of SARs. The Change in Control agreements allow for an 18 month extension upon termination after a change in control on awards granted under the 2005 Plan and the 2008 Plan. The 2005 Plan and the 2008 Plan allow for a three year extension for both death and disability. Assumes a stock price of $5.07, the closing price of our common stock on December 30, 2011 (the last trading day of 2011), on the date of extension; annual interest rates of 0.01% at three months, 0.15% at 18 months and 0.39% at three years; 75.8% volatility over three months, 59.6% volatility over 18 months and 81.0% volatility over three years; and no dividends.

(6)	Amount reflects the value of our 2011 COBRA premiums for group medical, dental and vision coverage for 24 months.

(7)	Amount represents the life insurance proceeds payable to the executive’s estate under the executive’s life insurance policy upon a termination due to death.

(8)	Based on the terms of the non-revenue travel policy for senior executives currently in effect. Reflects the present value of future travel calculated using a discount rate of 4.13% and RP2000 White Collar mortality table, and assumes 1% annual increase in the cost of travel.

(9)	Assumes that Mr. Kerr is entitled to full reimbursement by us of (1) any excise taxes that are imposed upon Mr. Kerr as a result of the change in control, (2) any income and excise taxes imposed upon him as a result of our reimbursement of the excise tax amount and (3) any additional income and excise taxes that are imposed upon him as a result of our reimbursement of him for any excise or income taxes. Also assumes a Section 4999 excise tax rate of 20%, a 35% federal income tax rate, and a 4.54% state income tax rate. Because it is assumed the SARs are cashed out, the value of SARs is calculated based on the difference between the closing price of our common stock on the last trading day of 2011 and the SAR’s respective exercise price. To the extent the SARs would be assumed by the buyer and converted to SARs with respect to buyer’s stock, the value attributable to the SARs could differ. The calculations were performed assuming that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to execution of a noncompetition agreement.

EQUITY COMPENSATION PLAN INFORMATION

Equity Compensation Plan Information	The following table provides information about our common stock that may be issued under all of our existing equity compensation plans as of December 31, 2011, which include the following:

• US Airways Group, Inc. 2011 Incentive Award Plan;

• US Airways Group, Inc. 2008 Equity Incentive Plan;

• US Airways Group, Inc. 2005 Equity Incentive Plan;

• America West 2002 Incentive Equity Plan, or 2002 Plan; and

• America West 1994 Incentive Equity Plan, or 1994 Plan.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (6)	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Security Holders (1)	10,501,189	$13.02	(2)	15,209,222
Equity Compensation Plans Not Approved by Security Holders (3)	687,450	$18.55	(4)	—	(5)

Total	11,188,639	$13.38		15,209,222

(1)	At our annual meeting on June 10, 2011, the 2011 Plan was approved by our stockholders. No additional grants may be made under the 2008 Plan or the 2005 Plan. The 2008 Plan was originally adopted at our annual meeting on June 11, 2008, and was approved by our stockholders. The 2005 Plan was originally adopted as part of US Airways Group’s plan of reorganization upon emergence from bankruptcy in September 2005. Under Delaware law, approval of the 2005 Plan as part of the reorganization was deemed to be approved by US Airways Group’s stockholders. Consists of 9,780,451 SARs, 655,082 RSUs and 65,656 options.

(2)	Represents the weighted average exercise price of the outstanding options and SARs. The weighted average remaining term of these outstanding options and rights is 4.8 years.

(3)	America West had two equity compensation plans, the 1994 Plan and the 2002 Plan, both of which were approved by America West’s stockholders prior to the merger, but have not been approved by US Airways Group’s stockholders. Both of these plans have shares that may become issuable pursuant to the exercise of outstanding options. As a result of the merger, all outstanding equity awards under these two plans were converted into awards exercisable for shares of US Airways Group common stock pursuant to the terms of the merger agreement.

(4)	The weighted average remaining term of these outstanding options and rights is 1.9 years.

(5)	No shares are available for future grant under these plans pursuant to action taken by our Compensation and Human Resources Committee.

(6)	Does not include stock options granted pursuant to a letter of agreement between the Company and the US Airways’ pilot union dated as of September 23, 2005. As of December 31, 2011, there were approximately 600,000 such stock options outstanding with a weighted average exercise price of $34.70. The pilot stock options do not reduce the shares available for grant under any equity incentive plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) Beneficial Ownership Reporting Compliance	Section 16(a) of the Exchange Act requires that our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2011, all of our officers, directors and greater than 10% beneficial owners complied with all Section 16(a) filing requirements.

OTHER MATTERS

Stockholder Proposals	Rule 14a-8 of the Exchange Act provides that certain stockholder proposals must be included in the proxy statement for our Annual Meeting. For a stockholder proposal to be considered for inclusion in the proxy statement for our Annual Meeting of Stockholders in 2013, our Corporate Secretary, Caroline B. Ray, must receive the proposal at our principal executive offices no later than December 27, 2012. The proposal must comply with the SEC regulations under Rule 14a-8 of the Exchange Act regarding the inclusion of stockholder proposals in our proxy materials.

Pursuant to our Amended and Restated Bylaws, in order for a stockholder to present a proposal at an annual meeting, other than proposals to be included in the proxy statement as described above, the stockholder must deliver proper notice to our Corporate Secretary at our principal executive offices not more than 120 days and not less than 90 days prior to the anniversary date of the immediately preceding annual meeting. For the 2013 Annual Meeting of Stockholders, notice must be delivered no sooner than February 14, 2013 and no later than March 16, 2013. Stockholders are advised to review our Amended and Restated Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals.

Annual Report and Available Information	Our Annual Report on Form 10-K for the year ended December 31, 2011 accompanies this Proxy Statement but does not constitute a part of the proxy soliciting materials. A copy of our Annual Report on Form 10-K for the year ended December 31, 2011, including financial statements but without exhibits, is available to any person whose vote is solicited by this proxy upon written request to Caroline B. Ray, Corporate Secretary, US Airways Group, Inc., 111 West Rio Salado Parkway, Tempe, Arizona 85281. Copies also may be obtained without charge through the SEC’s website at www.sec.gov.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

US AIRWAYS GROUP, INC.

M47233-P24916-Z57480

1a. Matthew J. Hart

Yes No

For Against Abstain

US AIRWAYS GROUP, INC.

111 WEST RIO SALADO parkway

tempe, AZ 85281

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 13, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future Stockholder Communications

If you would like to reduce the costs incurred by US Airways Group, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until

11:59 P.M. Eastern Time on June 13, 2012. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to US Airways Group, Inc., c/o Broadridge,

51 Mercedes Way, Edgewood, NY 11717.

TELEPHONE AND INTERNET VOTING INSTRUCTIONS

You can vote by telephone or Internet! Available 24 hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

Annual Meeting Proxy Card

1. Nominees to hold office until the 2015 Annual Meeting and until their respective successors have been duly elected and qualified:

ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1. A

2. Ratify the appointment of KPMG LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2012.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2. B

3. Approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in the proxy statement.

ADVISORY VOTE ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3. C

4. Stockholder proposal relating to cumulative voting.

STOCKHOLDER PROPOSAL.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 4.

Please indicate if you plan to attend this meeting.

Please sign exactly as your name appears on this card. Joint owners should each sign. Executors,

administrators, trustees, etc., should add their full titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

E AUTHORIZED SIGNATURES - Sign Here - This section must be completed for your instructions to be executed.

For address changes and/or comments, please check this box and write them on the !

back where indicated.

1c. Cheryl G. Krongard

1b. Richard C. Kraemer

For Against Abstain

M47234-P24916-Z57480

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement

and Form 10-K are available at www.proxyvote.com.

Note: If you plan on attending the Annual Meeting in person, please bring in addition to this Admission ticket, a proper form of identification. The use of video or still photography at the Annual Meeting is not permitted. For the safety of attendees, all bags, packages and briefcases are subject to inspection.

Your compliance is appreciated. If you plan to attend the Annual Meeting and require special assistance, please contact Caroline Ray at 202-326-5165 to request any listening or visual aid devices by June 1, 2012.

ADMISSION TICKET

US Airways Group, Inc.

2012 ANNUAL MEETING OF STOCKHOLDERS

Thursday, June 14, 2012

9:00 a.m. local time

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

This admission ticket admits only the named stockholder.

Directions to Latham & Watkins LLP:

Latham & Watkins is located at 885 Third Avenue, New York, New York 10022. This address is at the cross streets between 53rd and 54th.

If arriving by taxi from any location, provide instruction to go to 53rd and Third Avenue to make the destination clear.

From Subway:

The nearest subway stop to Latham & Watkins is the E or M train (53rd Street Station) or the #6 train (51st Street Station).

From Rail/Bus Stations:

From Penn Station or Port Authority Bus Terminal: Take the E train Uptown and get off at Lexington Avenue. Penn Station is where you would arrive if you were traveling on Amtrak.

From Grand Central Terminal take the #6 train uptown and get off at 51st Street.

111 West Rio Salado Parkway

Tempe, Arizona 85281

Proxy Solicited by the Board of Directors for the Annual Meeting of Stockholders to be held on June 14, 2012.

The undersigned hereby appoints W. Douglas Parker and Derek J. Kerr, and each of them, as proxies, with full power of substitution, to vote all the shares of common stock of US Airways Group, Inc. that the undersigned is entitled to vote at the 2012 Annual Meeting of Stockholders of

US Airways Group, Inc., to be held at Latham & Watkins LLP, 885 Third Avenue, New York, NY on Thursday, June 14, 2012, at 9:00 a.m., local time,

and at any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein.

YOUR PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3, AND AGAINST

PROPOSAL 4. IF YOU DO NOT STATE OTHERWISE, ANY ADDITIONAL BUSINESS TO PROPERLY COME BEFORE THE MEETING WILL

BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PERSON VOTING THE PROXY. YOU MAY REVOKE THIS PROXY AT

ANY TIME PRIOR TO COMMENCEMENT OF VOTING AT THE ANNUAL MEETING.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card. Proxies submitted by telephone or the

Internet must be received by 11:59 p.m., Eastern time, on June 13, 2012

Proxy - US AIRWAYS GROUP, INC.

THANK YOU FOR VOTING

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS

(Continued and to be voted on reverse side.)

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)